Exhibit 99.1
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Weyerhaeuser Company:
We have audited the accompanying consolidated balance sheet of Weyerhaeuser Company and subsidiaries as of December 31, 2006, and December 25, 2005, and the related consolidated statements of earnings, cash flows and shareholders’ interest and comprehensive income for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Weyerhaeuser Company and subsidiaries as of December 31, 2006, and December 25, 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 10 to the consolidated financial statements, Weyerhaeuser Company and subsidiaries adopted the provisions of Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, in 2004. Also, as discussed in Note 1 to the consolidated financial statements, Weyerhaeuser Company and subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), in 2006.
/s/ KPMG LLP

Seattle, Washington
February 27, 2007, except as to notes 22, 27, 28
and 29, which are as of September 11, 2007

CONSOLIDATED STATEMENT OF EARNINGS
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER-SHARE FIGURES)
FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2006

	2006	2005	2004

Net sales and revenues:

Weyerhaeuser	$15,336	$15,930	$15,963

Real Estate and Related Assets	3,335	2,915	2,495

Total net sales and revenues	18,671	18,845	18,458

Costs and expenses:

Weyerhaeuser:

Costs of products sold	12,182	12,417	11,940

Depreciation, depletion and amortization	947	944	899

Selling expenses	451	411	430

General and administrative expenses	895	808	844

Research and development expenses	69	61	55

Charges for restructuring (Note 19)	21	17	25

Charges for closure of facilities (Note 20)	72	191	18

Refund of countervailing and anti-dumping deposits (Note 16)	(344)	—	—

Other operating costs (income), net (Note 18)	(136)	(39)	(231)

	14,157	14,810	13,980

Real Estate and Related Assets:

Costs and operating expenses	2,338	1,946	1,763

Depreciation and amortization	25	16	14

Selling expenses	180	152	126

General and administrative expenses	124	105	82

Other operating costs (income), net	(3)	(3)	(17)

Charge for impairment of long-lived assets	36	33	—

	2,700	2,249	1,968

Total costs and expenses	16,857	17,059	15,948

Operating income	1,814	1,786	2,510

Interest expense and other:

Weyerhaeuser:

Interest expense incurred	(519)	(643)	(742)

Less interest capitalized (Note 18)	84	59	9

Interest income and other (Notes 7 and 10)	70	214	24

Equity in income (loss) of affiliates (Note 7)	7	(6)	14

Real Estate and Related Assets:

Interest expense incurred	(55)	(55)	(57)

Less interest capitalized	55	55	57

Interest income and other	30	12	31

Equity in income of unconsolidated entities (Note 7)	58	57	52

Earnings from continuing operations before income taxes	1,544	1,479	1,898

Income taxes (Note 15)	(480)	(530)	(646)

Earnings from continuing operations	1,064	949	1,252

Discontinued operations, net of income taxes (Note 22)	(611)	(216)	31

Net earnings	$453	$733	$1,283

Basic earnings per share (Note 3):

Continuing operations	$4.34	$3.88	$5.32

Discontinued operations	(2.49)	(0.88)	0.13

Net earnings	$1.85	$3.00	$5.45

Diluted earnings per share (Note 3):

Continuing operations	$4.33	$3.86	$5.30

Discontinued operations	(2.49)	(0.88)	0.13

Net earnings	$1.84	$2.98	$5.43

Dividends paid per share	$2.20	$1.90	$1.60

See accompanying Notes to Consolidated Financial Statements.

2 «

WEYERHAEUSER » 2006 ANNUAL REPORT AND FORM 10-K
CONSOLIDATED BALANCE SHEET
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER-SHARE FIGURES)
ASSETS

	DECEMBER 31,	DECEMBER 25,
	2006	2005

Weyerhaeuser

Current assets:

Cash and cash equivalents	$223	$816

Receivables, less allowances of $15 and $12	1,230	1,380

Inventories (Note 4)	1,413	1,325

Prepaid expenses	385	387

Current assets of discontinued operations (Note 22)	870	968

Total current assets	4,121	4,876

Property and equipment, net (Note 5)	7,061	7,191

Construction in progress	395	476

Timber and timberlands at cost, less depletion charged to disposals	3,681	3,704

Investments in and advances to equity affiliates (Note 7)	499	486

Goodwill (Note 8)	2,185	2,215

Deferred pension and other assets (Note 9)	1,368	1,279

Restricted assets held by special purpose entities (Note 10)	917	916

Noncurrent assets of discontinued operations (Note 22)	3,011	4,179

	23,238	25,322

Real Estate and Related Assets

Cash and cash equivalents	20	286

Receivables, less discounts and allowances of $4 and $3	144	42

Real estate in process of development and for sale (Note 6)	1,449	1,055

Land being processed for development	1,365	1,037

Investments in unconsolidated entities, less allowances of $11 and $4 (Note 7)	72	61

Other assets	423	296

Consolidated assets not owned (Note 10)	151	130

	3,624	2,907

Total assets	$26,862	$28,229

See accompanying Notes to Consolidated Financial Statements.

» 3

CONSOLIDATED BALANCE SHEET
(CONTINUED)
LIABILITIES AND SHAREHOLDERS’ INTEREST

	DECEMBER 31,	DECEMBER 25,
	2006	2005

Weyerhaeuser

Current liabilities:

Notes payable and commercial paper (Note 11)	$72	$3

Current maturities of long-term debt (Notes 13 and 14)	488	374

Accounts payable	948	1,107

Accrued liabilities (Note 12)	1,363	1,435

Current liabilities of discontinued operations (Note 22)	258	336

Total current liabilities	3,129	3,255

Long-term debt (Notes 13 and 14)	7,069	7,404

Deferred income taxes (Note 15)	3,011	3,292

Deferred pension, other postretirement benefits and other liabilities (Note 9)	1,759	1,548

Liabilities (nonrecourse to Weyerhaeuser) held by special purpose entities (Note 10)	765	764

Noncurrent liabilities of discontinued operations (Note 22)	717	786

Commitments and contingencies (Note 16)

	16,450	17,049

Real Estate and Related Assets

Notes payable and commercial paper (Note 11)	—	3

Long-term debt (Notes 13 and 14)	606	851

Other liabilities	606	417

Consolidated liabilities not owned (Note 10)	115	109

Commitments and contingencies (Note 16)

	1,327	1,380

Total liabilities	17,777	18,429

Shareholders’ interest (Note 17):

Common shares: $1.25 par value; authorized 400,000,000 shares; issued and outstanding: 236,020,282 and 243,138,423 shares	295	304

Exchangeable shares: no par value; unlimited shares authorized; issued and held by nonaffiliates: 1,987,770 and 2,045,315 shares	135	139

Other capital	3,812	4,227

Retained earnings	4,755	4,840

Cumulative other comprehensive income	88	290

Total shareholders’ interest	9,085	9,800

Total liabilities and shareholders’ interest	$26,862	$28,229

4 «

WEYERHAEUSER » 2006 ANNUAL REPORT AND FORM 10-K
CONSOLIDATED STATEMENT OF CASH FLOWS
(DOLLAR AMOUNTS IN MILLIONS)
FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2006

	CONSOLIDATED

	2006	2005	2004

Cash flows from operations:

Net earnings	$453	$733	$1,283

Noncash charges (credits) to income:

Depreciation, depletion and amortization	1,283	1,337	1,322

Deferred income taxes, net (Notes 15 and 22)	(174)	(424)	136

Pension and other postretirement benefits (Note 9)	132	172	185

Share-based compensation expense (Note 2)	28	(1)	—

Equity in (income) loss of affiliates and unconsolidated entities (Note 7)	(65)	(51)	(66)

Litigation charges (reduction in reserves) (Notes 16 and 18)	(118)	63	45

Charges for impairment of goodwill (Note 8)	749	—	—

Charges for impairment of assets (Notes 18, 19 and 20)	123	660	34

Loss on early extinguishment of debt	—	35	73

Donation of technology (Note 18)	—	—	23

Gain on disposition of assets and operations (Notes 7, 18, 21 and 22)	(68)	(293)	(332)

Charge for acquisition (Note 23)	9	—	—

Foreign exchange transaction gains (Note 18)	(28)	(16)	(27)

Effect to capitalize interest on excess qualifying assets (Note 18)	—	(43)	—

Decrease (increase) in working capital:

Receivables	29	(181)	(150)

Inventories, real estate and land	(315)	(225)	(227)

Prepaid expenses	(1)	54	(62)

Accounts payable and accrued liabilities	(240)	107	168

Deposits on land positions	(98)	(91)	(92)

Intercompany advances	—	—	—

Other	(90)	(84)	(45)

Net cash from operations	1,609	1,752	2,268

Cash flows from investing activities:

Property and equipment	(837)	(861)	(492)

Timberlands reforestation	(37)	(32)	(30)

Acquisition of timberlands	(78)	(64)	(100)

Acquisition of businesses and facilities, net of cash acquired (Note 23)	(240)	—	(17)

Investments in and advances to equity affiliates	(2)	43	9

Investment in restricted assets held by special purpose entities (Notes 10 and 21)	—	—	(362)

Proceeds from sale of:

Property, equipment and other assets	31	41	159

Operating facilities (Note 22)	273	1,209	—

Investments (Note 7)	—	115	—

Significant nonstrategic timberlands (Note 21)	—	—	384

Other	(9)	—	48

Cash from investing activities	(899)	451	(401)

Cash flows from financing activities:

Issuances of debt (Note 11)	4	173	—

Notes, commercial paper borrowings and revolving credit facilities, net	32	55	25

Cash dividends	(538)	(466)	(372)

Intercompany return of capital and cash dividends	—	—	—

Payments on debt	(620)	(2,196)	(1,960)

Proceeds from common share offering (Note 17)	—	—	954

Exercises of stock options	202	160	180

Repurchases of common stock (Note 17)	(672)	(11)	—

Excess tax benefits from share-based payment arrangements (Note 2)	23	—	—

Proceeds from liabilities (nonrecourse to Weyerhaeuser) held by special purpose entities (Note 21)	—	—	302

Other	(2)	(11)	(1)

Cash from financing activities	(1,571)	(2,296)	(872)

Net change in cash and cash equivalents	(861)	(93)	995

Cash and cash equivalents at beginning of year	1,104	1,197	202

Cash and cash equivalents at end of year	$243	$1,104	$1,197

Cash paid during the year for:

Interest, net of amount capitalized	$528	$690	$785

Income taxes	$737	$632	$521

See accompanying Notes to Consolidated Financial Statements.

» 5

	WEYERHAEUSER			REAL ESTATE AND RELATED ASSETS

	2006	2005	2004	2006	2005	2004

Cash flows from operations:

Net earnings	$2	$275	$907	$451	$458	$376

Noncash charges (credits) to income:

Depreciation, depletion and amortization	1,258	1,321	1,308	25	16	14

Deferred income taxes, net (Notes 15 and 22)	(126)	(396)	151	(48)	(28)	(15)

Pension and other postretirement benefits (Note 9)	127	167	181	5	5	4

Share-based compensation expense (Note 2)	26	(1)	—	2	—	—

Equity in (income) loss of affiliates and unconsolidated entities (Note 7)	(7)	6	(14)	(58)	(57)	(52)

Litigation charges (reduction in reserves) (Notes 16 and 18)	(118)	63	45	—	—	—

Charges for impairment of goodwill (Note 8)	749	—	—	—	—	—

Charges for impairment of assets (Notes 18, 19 and 20)	87	627	34	36	33	—

Loss on early extinguishment of debt	—	35	73	—	—	—

Donation of technology (Note 18)	—	—	23	—	—	—

Gain on disposition of assets and operations (Notes 7, 18, 21 and 22)	(68)	(293)	(332)	—	—	—

Charge for acquisition (Note 23)	9	—	—	—	—	—

Foreign exchange transaction gains (Note 18)	(28)	(16)	(27)	—	—	—

Effect to capitalize interest on excess qualifying assets (Note 18)	—	(43)	—	—	—	—

Decrease (increase) in working capital:

Receivables	132	(183)	(170)	(103)	2	20

Inventories, real estate and land	(52)	(42)	(100)	(263)	(183)	(127)

Prepaid expenses	(2)	43	(56)	1	11	(6)

Accounts payable and accrued liabilities	(336)	137	130	96	(30)	38

Deposits on land positions	—	—	—	(98)	(91)	(92)

Intercompany advances	(318)	(12)	21	318	12	(21)

Other	(106)	(80)	(50)	16	(4)	5

Net cash from operations	1,229	1,608	2,124	380	144	144

Cash flows from investing activities:

Property and equipment	(812)	(843)	(474)	(25)	(18)	(18)

Timberlands reforestation	(37)	(32)	(30)	—	—	—

Acquisition of timberlands	(78)	(64)	(100)	—	—	—

Acquisition of businesses and facilities, net of cash acquired (Note 23)	(27)	—	(17)	(213)	—	—

Investments in and advances to equity affiliates	(1)	(2)	(3)	(1)	45	12

Investment in restricted assets held by special purpose entities (Notes 10 and 21)	—	—	(362)	—	—	—

Proceeds from sale of:

Property, equipment and other assets	30	41	159	1	—	—

Operating facilities (Note 22)	273	1,209	—	—	—	—

Investments (Note 7)	—	115	—	—	—	—

Significant nonstrategic timberlands (Note 21)	—	—	384	—	—	—

Other	(9)	—	48	—	—	—

Cash from investing activities	(661)	424	(395)	(238)	27	(6)

Cash flows from financing activities:

Issuances of debt (Note 11)	4	173	—	—	—	—

Notes, commercial paper borrowings and revolving credit facilities, net	51	75	16	(19)	(20)	9

Cash dividends	(538)	(466)	(372)	—	—	—

Intercompany return of capital and cash dividends	—	—	1	—	—	(1)

Payments on debt	(231)	(2,178)	(1,936)	(389)	(18)	(24)

Proceeds from common share offering (Note 17)	—	—	954	—	—	—

Exercises of stock options	202	160	180	—	—	—

Repurchases of common stock (Note 17)	(672)	(11)	—	—	—	—

Excess tax benefits from share-based payment arrangements (Note 2)	23	—	—	—	—	—

Proceeds from liabilities (nonrecourse to Weyerhaeuser) held by special purpose entities (Note 21)	—	—	302	—	—	—

Other	(2)	(11)	(1)	—	—	—

Cash from financing activities	(1,163)	(2,258)	(856)	(408)	(38)	(16)

Net change in cash and cash equivalents	(595)	(226)	873	(266)	133	122

Cash and cash equivalents at beginning of year	818	1,044	171	286	153	31

Cash and cash equivalents at end of year	$223	$818	$1,044	$20	$286	$153

Cash paid during the year for:

Interest, net of amount capitalized	$528	$690	$785	$—	$—	$—

Income taxes	$725	$290	$265	$12	$342	$256

6 «

WEYERHAEUSER » 2006 ANNUAL REPORT AND FORM 10-K
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ INTEREST AND COMPREHENSIVE INCOME
(DOLLAR AMOUNTS IN MILLIONS)
FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2006

	2006	2005	2004

Common shares:

Balance at beginning of year	$304	$300	$275

Issued for exercise of stock options	5	4	4

New shares issued	—	—	21

Repurchase of common shares	(14)	—	—

Balance at end of year	$295	$304	$300

Exchangeable shares:

Balance at beginning of year	$139	$144	$156

Retraction	(4)	(5)	(12)

Balance at end of year	$135	$139	$144

Other capital — common and exchangeable:

Balance at beginning of year	$4,227	$4,075	$2,940

Issued for exercise of stock options	197	156	176

New shares issued	—	—	933

Issued in retraction of exchangeable shares	4	5	12

Repurchase of common shares	(658)	(11)	—

Share-based compensation	21	—	—

Tax benefits on exercise of stock options	21	15	15

Other transactions, net	—	(13)	(1)

Balance at end of year	$3,812	$4,227	$4,075

Retained earnings:

Balance at beginning of year	$4,840	$4,573	$3,662

Net earnings	453	733	1,283

Cash dividends on common shares	(538)	(466)	(372)

Balance at end of year	$4,755	$4,840	$4,573

Cumulative other comprehensive income:

Balance at beginning of year	$290	$163	$76

Annual changes — net of tax:

Foreign currency translation adjustments	(34)	109	74

Additional minimum pension liability adjustments	65	(18)	13

Adjustment to initially apply FASB Statement No. 158	(174)	—	—

Cash flow hedge fair value adjustments	(60)	36	(1)

Unrealized gains on available-for-sale securities	1	—	1

Balance at end of year	$88	$290	$163

Total shareholders’ interest:

Balance at end of year	$9,085	$9,800	$9,255

Comprehensive income:

Net earnings	$453	$733	$1,283

Other comprehensive income:

Foreign currency translation adjustments	(34)	109	74

Additional minimum pension liability adjustments, net of tax expense (benefit) of $34 in 2006, $(9) in 2005, and $7 in 2004	65	(18)	13

Cash flow hedges:

Net derivative gains (losses), net of tax expense (benefit) of ($37) in 2006, $34 in 2005, and $1 in 2004	(57)	53	2

Reclassification of gains, net of tax expense of $2 in 2006, $10 in 2005, and $1 in 2004	(3)	(17)	(3)

Unrealized gains on available-for-sale securities	1	—	1

Total comprehensive income	$425	$860	$1,370

See accompanying Notes to Consolidated Financial Statements.

» 7

INDEX FOR NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8 «

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2006
NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Consolidation
The consolidated financial statements include the accounts of Weyerhaeuser Company and all of its majority-owned domestic and foreign subsidiaries and variable interest entities of which Weyerhaeuser Company or its subsidiaries are determined to be the primary beneficiary. Intercompany transactions and accounts are eliminated. Investments in and advances to unconsolidated equity affiliates over which the company has significant influence are accounted for using the equity method with taxes provided on undistributed earnings.
Certain of the consolidated financial statements and Notes to Consolidated Financial Statements are presented in two groupings: (1) Weyerhaeuser, principally engaged in the growing and harvesting of timber and the manufacture, distribution and sale of forest products, and (2) Real Estate and Related Assets, principally engaged in real estate development and construction and other real estate related activities. The term “company” refers to Weyerhaeuser Company, all of its majority-owned domestic and foreign subsidiaries and variable interest entities of which Weyerhaeuser Company or its subsidiaries are determined to be the primary beneficiary. The term “Weyerhaeuser” refers to the forest products-based operations and excludes the Real Estate and Related Assets operations.
Nature of Operations
The company’s business segments are:
•	Timberlands, which manages 5.7 million acres of company-owned and 0.7 million acres of leased commercial forestlands in North America (4.2 million acres in the southern United States and 2.2 million acres in the Pacific Northwest). Timberlands also has renewable long-term licenses on 26.8 million acres of forestland located in five provinces throughout Canada. The terms of the licenses are described under “Timber and Timberlands” below.
•	Wood Products, which produces a full line of wood products that are sold primarily through Weyerhaeuser’s own sales organizations to wholesalers, retailers and industrial users in North America, the Pacific Rim and Europe.
•	Cellulose Fiber and White Papers, which manufactures and sells pulp, coated and uncoated paper, and liquid packaging board in North American, Pacific Rim and European markets.
•	Containerboard, Packaging and Recycling, which manufactures and sells containerboard in North American, Pacific Rim, Latin America, and European markets and packaging products for domestic and Mexican markets, and which operates an extensive wastepaper recycling system that serves Weyerhaeuser mills and worldwide markets.
•	Real Estate and Related Assets, which is primarily engaged in developing single-family housing and residential lots for sale, including master planned communities, mainly in selected metropolitan areas in Arizona, California, Maryland, Nevada, Oregon, Texas, Virginia and Washington.
•	Corporate and Other, which includes marine transportation (Westwood Shipping Lines, a wholly-owned subsidiary), distribution, timberlands and converting facilities located outside North America, and general corporate support activities.
Fiscal Year End
The company’s fiscal year ends on the last Sunday of the calendar year. The company’s fiscal year in 2006 had 53 weeks ending on December 31, 2006. Fiscal years 2005 and 2004 each had 52 weeks.
Accounting Pronouncements Implemented
Accounting for Share-Based Compensation
The company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (Statement 123R) as of the beginning of fiscal year 2006. Statement 123R is a revision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123), and supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Upon adoption, Statement 123R requires the fair value of employee awards issued, modified, repurchased or cancelled to be measured as of the grant or modification dates. The resulting cost is then recognized in the statement of earnings over the required service period. See Note 2: Share-Based Compensation for additional information including the effects of adopting Statement 123R.
Accounting for Inventory Costs
The company adopted FASB Statement of Financial Accounting Standards No. 151, Inventory Costs — An Amendment of ARB No. 43, Chapter 4 (Statement 151) as of the beginning of fiscal year 2006. Statement 151 amends the guidance in Accounting Research Bulletin No. 43 (ARB No. 43), Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, Statement 151 requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43.
Additionally, Statement 151 requires that the allocation of fixed production overheads to the costs of conversions be based on normal capacity of the production facilities. The effects of adopting Statement 151 were immaterial to the company’s financial position, results of operations and cash flows.
» 9

Accounting Changes and Error Corrections
The company adopted FASB Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections (Statement 154) as of the beginning of fiscal year 2006. This pronouncement applies to all voluntary changes in accounting principle and revises the requirements for accounting for and reporting a change in accounting principle. Statement 154 requires retrospective application to prior periods’ financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not provide specific transition provisions, unless it is impracticable to do so. The statement does not change the transition provisions of any existing accounting pronouncements, including those that were in a transition phase as of the effective date of Statement 154.
Accounting for Defined Benefit Pension and Other Postretirement Plans
The company adopted FASB Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R) (Statement 158) in the fourth quarter of 2006. Statement 158 requires that on a prospective basis employers recognize the funded status of their defined benefit pension and other postretirement plans on their balance sheet and recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that have not been recognized as components of net periodic benefit cost. Statement 158 also requires additional disclosures in the notes to financial statements. See Note 9: Pension and Other Postretirement Benefit Plans for additional information including the effects of adopting Statement 158.
Quantification of Prior Year Misstatements
The company adopted SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108) in the fourth quarter of 2006. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. The guidance requires public companies to quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in quantifying a misstatement as material, when all relevant quantitative and qualitative factors are considered. The implementation of SAB 108 did not have a material effect on the company’s Consolidated Financial Statements.
Prospective Accounting Pronouncements
Accounting for Income Tax Uncertainties
In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (Interpretation 48). Interpretation 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Interpretation 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The company is required to adopt Interpretation 48 in the first quarter of fiscal year 2007. Implementation of Interpretation 48 may result in the reclassification of certain balances, but management does not expect that such implementation will have a material effect on its Consolidated Financial Statements.
Fair Value Measurements
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (Statement 157). Statement 157 provides a common definition of fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about such fair value measurements. Statement 157 will be applicable when other accounting standards require or permit fair value measurements; it will not require new fair value measurements. Statement 157 will be effective for the company in the first quarter of fiscal year 2008. The company is currently assessing the effect of Statement 157 on its Consolidated Financial Statements.
Accounting for Planned Major Maintenance Activities
In September 2006, the FASB issued FASB Staff Position AUG AIR-1, Accounting for Planned Major Maintenance Activities (FSP AUG AIR-1). FSP AUG AIR-1 amends the guidance on accounting for planned major maintenance activities; specifically it precludes the use of the previously acceptable “accrue in advance” method. The company currently applies the “accrue in advance” method of accounting for planned annual maintenance costs in its primary manufacturing mills. The company will be required to adopt FSP AUG AIR-1 in the first quarter of fiscal year 2007. The implementation of this standard will not have a material effect on the company’s consolidated financial position or annual results of operations. However, in accordance with Statement 154 discussed in “Accounting Pronouncements Implemented” above, the company will be required to retrospectively apply FSP AUG AIR-1 to its prior period financial statements, which will result in an adjustment to the company’s 2006 quarterly results of operations in its comparative quarterly financial statements for fiscal year 2007. The company does not expect any adjustment to its annual results of operations as a result of implementation or retrospective application of FSP AUG AIR-1.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
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Financial Instruments
The company has, where appropriate, estimated the fair value of financial instruments. These fair value amounts may be significantly affected by the assumptions used, including the discount rate and estimates of cash flows. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange. Where these estimates approximate carrying value, no separate disclosure of fair value is shown.
Derivatives
The company uses well-defined financial contracts in the normal course of its operations as a means to manage its foreign exchange, interest rate and commodity price risks. The company also uses other contracts that either do not provide for net settlement or are fixed-price contracts for future purchases and sales of various commodities for which the company applies the “normal purchases or normal sales” exclusion for accounting purposes.
Certain commodity contracts, primarily related to the purchase of energy in place as of December 31, 2006, have been designated as cash flow hedges. The contracts settle between January 2007 and June 2008. The effective portions of changes in the fair value of derivatives designated as cash flow hedges are recorded in other comprehensive income and are recognized in earnings when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings. Changes in the fair value of all other derivative instruments not accounted for as hedges are also recognized in earnings in the period in which the changes occur.
In addition, entities that operate mills on a contract basis for the company and that the company has consolidated under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, have variable-to-fixed interest rate swap agreements entered into with a bank in which the entities pay fixed rates and receive floating rates with the interest payments calculated on a notional amount. The interest rate swap agreements are being accounted for as cash flow hedges by the consolidated entities and changes in the fair value of these swaps are recorded in minority interest.
The company has the following contracts for which hedge accounting is not being applied:
•	Variable rate swap agreement entered into with a major financial institution in which the company paid a floating rate based on LIBOR and received a floating return based on an investment fund index, with payments calculated on a notional amount. The swap was an overlay to investments and provided diversification benefits. The swap was settled quarterly and marked to market at each reporting date. All unrealized gains and losses were recognized in earnings currently. This swap agreement was terminated in the fourth quarter of 2006 and final settlement of the contract occurred in the first quarter of 2007.
•	Selected over-the-counter commodity contracts and lumber futures designed to manage the company’s purchases, sales and inventory. The swaps are settled monthly and the futures are settled on expiration. Both swaps and futures are marked to market at each reporting date. All unrealized gains and losses are recognized in earnings currently.
The company is exposed to credit-related gains or losses in the event of nonperformance by counterparties to financial instruments but does not expect any counterparties to fail to meet their obligations. The annual notional amounts of the company’s derivative financial instruments were $191 million and $418 million at December 31, 2006, and December 25, 2005, respectively. The aggregate notional amounts of these derivative financial instruments were $201 million and $474 million at December 31, 2006, and December 25, 2005, respectively. These notional amounts do not represent amounts exchanged by the parties and, thus, are not a measure of exposure to the company through its use of derivatives. The exposure in a derivative contract is the net difference between what each party is required to pay based on contractual terms. The company’s use of derivative instruments resulted in gains of approximately $12 million in 2006, $22 million in 2005 and $12 million in 2004.
Cash and Cash Equivalents
Short-term investments with original maturities of 90 days or less are considered cash equivalents. Short-term investments are stated at amortized cost, which approximates market.
Inventories
Inventories are stated at the lower of cost or market. Cost includes labor, materials and production overhead. The last-in, first-out (LIFO) method is used to cost more than half of domestic raw materials, in process and finished goods inventories. LIFO inventories were $710 million and $669 million at December 31, 2006, and December 25, 2005, respectively. The balance of domestic raw material and product inventories, all materials and supplies inventories, and all foreign inventories are accounted for on either the first-in, first-out (FIFO) or moving average cost methods. Had the FIFO method been used to cost all inventories, the amounts at which product inventories are stated would have been $262 million and $240 million greater at December 31, 2006, and December 25, 2005, respectively.
Property and Equipment
The company’s property accounts are maintained on an individual asset basis. Improvements to and replacements of major units are capitalized. Maintenance, repairs and minor replacements are expensed. Depreciation is provided on the straight-line method at rates based on estimated service lives. Amortization of logging railroads and truck roads is provided generally as timber is harvested and is based upon rates determined with reference to the volume of timber estimated to be removed over such facilities.
The cost and accumulated depreciation of property sold or retired is removed from the accounts and the gain or loss is included in earnings.
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Timber and Timberlands
Timber and timberlands are carried at cost less depletion charged to disposals. Depletion is the cost of standing timber and is charged to fee timber disposals as fee timber is harvested, lost as a result of casualty, or sold. Generally, all initial site preparation and planting costs are capitalized as reforestation. Reforestation is transferred to a merchantable (harvestable) timber classification after 15 years in the South and 30 years in the West. Generally, costs incurred after the first planting, such as fertilization, vegetation and insect control, pruning and precommercial thinning, property taxes and interest, are considered to be maintenance of the forest and are expensed as incurred. Accounting practices for these costs do not change when timber becomes merchantable and harvesting commences.
Depletion rates used to relieve timber inventory are determined with reference to the net carrying value of timber and the related volume of timber estimated to be available over the growth cycle. The growth cycle volume considers regulatory and environmental constraints affecting operable acres, management strategies to be applied, inventory data improvements, growth rate revisions and recalibrations, and the exclusion of known dispositions and inoperable acreage. The cost of timber harvested is included in the carrying values of raw material and product inventories and in the cost of products sold as these inventories are sold to third parties.
Weyerhaeuser also holds forest management licenses in various Canadian provinces. The provincial governments grant these licenses for initial periods of 15 — 25 years, and the licenses are renewable every five years, provided the company meets normal reforestation, operating and management guidelines. Calculation of fees payable on harvested volumes varies from province to province, but is tied to product market pricing and the allocation of land management responsibilities agreed to in the license.
Goodwill
Goodwill represents the excess of purchase price over fair value of net assets acquired in a business combination. Goodwill is assessed for impairment at least annually using a fair-value-based approach. The company’s annual assessment is performed as of the beginning of the fourth quarter of the fiscal year.
Accounts Payable
The company’s banking system provides for the daily replenishment of major bank accounts as checks are presented for payment. Accordingly, there were negative book cash balances of $254 million and $284 million at December 31, 2006, and December 25, 2005, respectively. Such balances result from outstanding checks that had not yet been paid by the bank and are reflected in accounts payable in the consolidated balance sheet.
Income Taxes
Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
Pension Plans
The company has pension plans covering most of its employees. Both the U.S. and Canadian plans covering salaried employees provide pension benefits based on each employee’s highest monthly earnings for five consecutive years during the final 10 years before retirement. Plans covering hourly employees generally provide benefits of stated amounts for each year of service. The benefit levels for these plans are typically set through collective bargaining agreements with the unions representing the employees participating in the plans. Contributions to U.S. plans are based on funding standards established by the Employee Retirement Income Security Act of 1974 (ERISA). Contributions to Canadian plans are based on funding standards established by the applicable Provincial Pension Benefits Act and by the Income Tax Act.
Postretirement Benefits Other Than Pensions
In addition to providing pension benefits, the company provides certain health care and life insurance benefits for some retired employees and accrues the expected future cost of these benefits for its current eligible retirees and some employees over the period during which those employees provide services to the company. All of the company’s salaried employees and some hourly employees may become eligible for these benefits when they retire.
Revenue Recognition
Weyerhaeuser operations generally recognize revenue from product sales upon shipment to their customers, except for export sales where revenue is recognized when title transfers at the foreign port.
The company’s Real Estate and Related Assets operations are primarily engaged in the development, construction and sale of residential homes. Real estate revenues are recognized when closings have occurred, required down payments have been received, title and possession have been transferred to the buyer, and all other criteria for sale and profit recognition have been satisfied.
Shipping and Handling Costs
The company classifies shipping and handling costs in costs of products sold in the consolidated statement of earnings.
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Impairment of Long-lived Assets
The company accounts for long-lived assets in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires management to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Assets to be disposed of are reported at the lower of the carrying value or fair value less cost to sell. The primary method used to estimate fair value is discounted cash flows.
Share-based Compensation
The company’s share-based compensation plans are described in Note 2: Share-Based Compensation. As discussed in “Accounting Pronouncements Implemented” in Note 1: Summary of Significant Accounting Policies, the company implemented Statement 123R at the beginning of fiscal year 2006. Under Statement 123R, share-based awards issued, modified, repurchased or cancelled after implementation under share-based payment arrangements are measured at fair value as of the grant dates or modification dates and the resulting cost is recognized in the statement of earnings over the service period.
Prior to 2006, the company applied the intrinsic-value method for share-based compensation to employees prescribed by APB 25 and related interpretations.
Foreign Currency Translation
Local currencies are considered the functional currencies for most of the company’s operations outside the United States. Assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars at average monthly exchange rates prevailing during the year.
Real Estate and Related Assets
Real estate and land under development is stated at cost unless events and circumstances trigger an impairment review. If a triggering event occurs and the asset’s carrying amount exceeds the undiscounted expected future cash flows, an impairment loss is recorded, which is the difference between book value of the asset and the asset’s fair value. The determination of fair value is based on appraisals and market pricing of comparable assets, when available, or the discounted value of estimated future cash flows from these assets.
Reclassifications
Certain reclassifications of prior period balances have been made for consistent presentation with the current period. See Note 18: Other Operating Costs (Income), Net regarding the reclassification of Weyerhaeuser interest capitalized to qualifying real estate assets in 2005. See Note 22: Discontinued Operations for a summary of the results of discontinued operations and balances associated with discontinued operations. These reclassifications had no impact on net earnings (loss) or shareholders’ interest.
NOTE 2: SHARE-BASED COMPENSATION
The company’s Long-Term Incentive Compensation Plan (the Plan) provides for the award of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance share units. The exercise price of stock options and stock appreciation rights granted under the Plan is required to be at market price on the date of grant. No more than 17 million shares plus up to 1,939,181 shares subject to outstanding awards under prior plans that cease to be subject to such awards, may be issued under the Plan. The aggregate number of shares that may be issued as grants other than stock options or stock appreciation rights may not exceed 3,400,000. Participants are eligible to receive in any one calendar year stock options or stock appreciation rights relating to a maximum of 500,000 shares, or restricted stock, restricted stock units, performance shares, performance share units or other equity grants aggregating a maximum of 200,000 shares. Each year the Compensation Committee of the Board of Directors (the Committee) establishes an overall pool of stock awards available for grant in any given year based on performance. For stock-settled awards, the company issues new stock into the marketplace and generally does not repurchase shares in connection with the issuance of new awards. Prior to 2006, only stock options and stock appreciation rights had been issued under the Plan. In 2006, the company also issued restricted stock units and performance share units under the Plan. If all options outstanding at December 31, 2006, including some options that were previously granted under an earlier plan, and all remaining options that could be granted under the Plan were exercised, the company’s common shares would increase by approximately 25 million shares.
In December 2004, the FASB issued Statement 123R, which revises Statement 123 and supersedes APB 25. Statement 123R eliminates the alternative of using the intrinsic value method of accounting for share-based awards that was provided under APB 25. Under APB 25, the company generally did not recognize compensation expense related to the issuance of stock options; however, compensation expense was recognized related to changes in the intrinsic value of stock appreciation rights issued under the Plan. Statement 123R established a fair-value-based measurement of share-based awards and requires that the cost of these awards be recognized in the company’s Consolidated Financial Statements. The cost is recognized in the Consolidated Statement of Earnings over the period from the date of grant to the date when the award is no longer contingent upon the employee providing additional service (the required service period). For awards that vest upon retirement, the required service period does not extend beyond the date an employee is eligible for retirement, including early retirement. For awards that continue to vest following job elimination as a result of restructuring or the closure or sale of a facility, the required service period does not extend beyond the date the position is eliminated. These situations can result in compensation expense being recognized over a period less than the stated vesting period.
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The company adopted Statement 123R as of the beginning of fiscal year 2006, using the modified prospective transition method. Accordingly, prior period amounts have not been restated. Prior to adoption of Statement 123R, the company defined the past year as the service period and share-based employee compensation expense was recognized in the company’s pro forma disclosures in accordance with Statement 123 as of the option grant dates. Therefore, under the modified prospective method, no additional compensation expense will be recognized in the company’s Consolidated Statement of Earnings related to equity-classified awards issued prior to 2006, unless those awards are subsequently modified.
Share-based compensation expense (income) recognized in 2006 for all share-based awards was $28 million, which included a $6 million charge in the first quarter for the cumulative effect to revalue the liability for stock appreciation rights as of December 25, 2005, from the intrinsic value of the outstanding awards to the estimated fair value of the outstanding awards. Total compensation expense recognized for share-based awards in 2005 and 2004 was $11 million and $9 million, respectively. The total income tax benefit recognized in the Consolidated Statement of Earnings for share-based awards for 2006, 2005 and 2004 was $9 million, $4 million and $3 million, respectively. Statement 123R requires the benefits of tax deductions in excess of the compensation cost recognized for share-based awards to be classified as financing cash inflows rather than operating cash inflows, on a prospective basis on the Consolidated Statement of Cash Flows. The company realized $23 million in excess tax benefits from share-based payment arrangements in 2006, which is shown as “Excess tax benefits from share-based payment arrangements” on the Consolidated Statement of Cash Flows. The company realized tax benefits on the exercise of stock options of $15 million in both 2005 and 2004. These amounts are included in other operating cashflows. As of December 31, 2006, there was approximately $31 million of total unrecognized compensation cost related to nonvested equity-classified share-based compensation arrangements granted under the Plan that is expected to be recognized over a weighted-average period of approximately 2.5 years. In addition, as of December 31, 2006, there was approximately $1 million of unrecognized compensation related to nonvested liability-classified stock appreciation rights that are expected to vest over a weighted-average period of approximately 3.1 years.
The following table illustrates the effect on 2005 and 2004 net earnings and net earnings per share as if the company had applied the fair value recognition provisions of Statement 123 to share-based employee compensation. For awards issued prior to 2006, the company defined the prior year as the service period for purposes of applying the fair value recognition provisions of Statement 123. As a result, share-based employee compensation expense is reflected as of the option grant dates in the following table:
DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA

	2005	2004

Net earnings as reported	$733	$1,283

Less: incremental share-based employee compensation expense determined under fair-value-based method, net of related tax effects	(32)	(33)

Pro forma net earnings	$701	$1,250

Earnings per share:

Basic — as reported	$3.00	$5.45

Basic — pro forma	$2.86	$5.31

Diluted — as reported	$2.98	$5.43

Diluted — pro forma	$2.85	$5.28

Disclosures for 2006 are not presented because the amounts are recognized in the Consolidated Financial Statements and disclosures reflecting what 2006 results would have been if the provisions of Statement 123 had been applied would not be comparable.
Stock Options
Stock option awards are granted with an exercise price equal to the market price of the company’s stock at the date of grant. Stock option awards generally vest ratably over four years of continuous service and have 10-year contractual terms. The Committee has determined that awards will continue to vest following retirement for employees who have attained at least 10 years of service and are age 55 through 61. Awards will vest upon retirement for employees who have attained at least 10 years of service and are age 62 or older, or who retire at age 65 or older. For awards granted in 2006 and thereafter, the share-based compensation expense for individuals meeting the retirement eligibility requirements, or who will meet the age and service requirements within the four-year vesting period, is recognized over a required service period that is less than the stated four-year vesting period.
During the second quarter of 2006, the Committee issued a special stock option grant to selected executives and other key employees which vests at the end of a two-year continuous service period and has a contractual term of five years.
The fair value of each stock option award is estimated on the date of grant using a Black-Scholes based option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on implied volatilities from traded options on the company’s stock, historical volatility of the company’s stock, and other factors. The company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of a Monte-Carlo simulation and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the United States Treasury yield curve over a period matching the expected term in effect at the time of grant.
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VALUATION MODEL ASSUMPTIONS

	2006 GRANTS		2005 GRANTS	2004 GRANTS

	5 YEAR	10 YEAR	10 YEAR	10 YEAR
	OPTIONS	OPTIONS	OPTIONS	OPTIONS

Expected volatility	20.92%	24.50%	29.52%	32.02%

Expected dividends	2.70%	2.86%	2.52%	2.55%

Expected term (in years)	3.38	5.21	4.73	5.02

Risk-free rate	4.88%	4.60%	3.91%	3.11%

Weighted average grant date fair value	$12.52	$14.98	$15.58	$16.03

A summary of stock option activity under the Plan as of December 31, 2006, and changes during the year then ended is presented below. The total intrinsic value of options exercised during 2006, 2005 and 2004, was $60 million, $43 million, and $44 million, respectively.
STOCK OPTION ACTIVITY

			WEIGHTED-
			AVERAGE
		WEIGHTED-	REMAINING	AGGREGATE
		AVERAGE	CONTRACTUAL	INTRINSIC
	OPTIONS	EXERCISE	TERM	VALUE
	(IN THOUSANDS)	PRICE	(IN YEARS)	(IN MILLIONS)

Outstanding at December 25, 2005	14,808	$58.15

Granted	1,984	$70.23

Exercised	(3,651)	$55.19

Forfeited or expired	(137)	$61.93

Outstanding at December 31, 2006	13,004	$60.78	6.63	$131

Exercisable at December 31, 2006	6,609	$57.91	5.51	$85

Restricted Stock Units (RSUs)
The Plan provides for the award of RSUs, which are grants that entitle the holder to shares of the company’s common stock as the award vests. The company issued its first grant of RSUs during the first quarter of 2006. RSUs generally vest ratably over four years of continuous service and are forfeited upon termination of employment for any reason, including retirement. The grant date fair value of the RSU awards is equal to the market price of the company’s common stock on the date of grant.
A summary of the status of the company’s nonvested RSU awards as of December 31, 2006, and changes during the year then ended, is presented below:
SUMMARY OF NONVESTED RESTRICTED STOCK UNITS

		WEIGHTED-
		AVERAGE
	STOCK UNITS	GRANT-DATE
	(IN THOUSANDS)	FAIR VALUE

Nonvested at December 25, 2005	—	$—

Granted	345	$69.70

Forfeited	(22)	$69.77

Nonvested at December 31, 2006	323	$69.69

Because RSUs were first issued in 2006, no grant date fair value information is provided for prior periods and there were no RSU shares vested as of December 31, 2006.
Performance Share Units (PSUs)
The Plan provides for the grant of PSUs to selected executives and other key employees. PSUs are grants that entitle the holder to shares of the company’s common stock if required performance targets are met. The company issued PSU awards for the first time during the first quarter of 2006. Performance is based on a number of factors, including return on net assets, the company’s cost of capital and selected peer group financial performance over a three-year period. Each PSU grant is associated with a target number of shares. The final number of shares to be issued under each PSU grant can range from zero to 200 percent of the target. Over the performance period, the number of shares of stock that are expected to be issued will be adjusted based on the probability of achievement of the performance target and final compensation expense will be recognized based on the ultimate number of shares issued. PSU payouts will be in shares of company stock after the end of the three-year period, subject to the terms applicable to such awards.
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The fair value of the PSUs is equal to the market price of the company’s common stock. In accordance with Statement 123R, the PSUs are remeasured to fair value at each reporting date as certain conditions necessary to establish a grant date for accounting purposes have not been met. The PSUs generally vest over the three-year performance period and share-based compensation expense is recognized over the performance period. If the relative performance goals are not met, no compensation cost will be recognized and any previously recognized compensation cost will be reversed.
A summary of PSU activity under the Plan as of December 31, 2006, and changes during the year then ended is presented below. Stock unit quantities are based on target award levels.
SUMMARY OF NONVESTED PERFORMANCE SHARE UNITS

		WEIGHTED-
		AVERAGE
	STOCK UNITS	GRANT-DATE
	(IN THOUSANDS)	FAIR VALUE

Nonvested at December 25, 2005	—	$—

Granted	159	$69.68

Forfeited	(16)	$70.09

Nonvested at December 31, 2006	143	$69.62

Because PSUs were first issued in 2006, no grant date fair value information is provided for prior periods and there were no PSU shares vested as of December 31, 2006.
Stock Appreciation Rights (SARs)
The Plan provides for cash-settled SARs to be granted as part of a compensation award. SARs are similar to stock options; however, upon exercise the employee receives the difference between the current market price of the company’s common stock and the strike price of the SARs as a cash award and does not purchase the underlying stock. The grant date fair value of SARs is equal to the grant date fair value of the 10 year stock option grants disclosed above. SARs are generally issued to employees outside of the United States. SARs are liability-classified awards and are remeasured to fair value at each reporting date.
The fair value of each SAR award is estimated on the date of grant and is remeasured at each reporting date using a Black-Scholes based option valuation model. The valuation assumptions are derived in the same manner as the assumptions for stock options. SAR awards generally vest ratably over four years of continuous service and have 10-year contractual terms. The Committee has determined that awards will continue to vest following retirement for employees who have attained at least 10 years of service and are age 55 through 61. Awards will vest upon retirement for employees who have attained at least 10 years of service and are age 62 or older, or who retire at age 65 or older. For awards granted in 2006 and thereafter, the share-based compensation expense for individuals meeting the retirement eligibility requirements, or who will meet the age and service requirements within the four-year vesting period, is recognized over a required service period that is less than the stated four-year vesting period.
The valuation assumptions noted in the following table represent the weighted average inputs used in the Black-Scholes valuation model as of December 31, 2006 for SARs granted during 2006. Prior to the adoption of Statement 123R, the company’s SAR liability was based on the intrinsic value of the outstanding SAR awards; as such, valuation assumptions are not applicable for 2005 and 2004.
VALUATION MODEL ASSUMPTIONS

AS OF
DECEMBER 31, 2006

Expected volatility	22.26%

Expected dividends	3.37%

Expected term (in years)	4.12

Risk-free rate	4.30%

Weighted average fair value	$12.62

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A summary of SAR activity under the Plan as of December 31, 2006, and changes during the year then ended is presented below:
SUMMARY OF STOCK APPRECIATION RIGHTS ACTIVITY

			AVERAGE
		WEIGHTED-	REMAINING	AGGREGATE
		AVERAGE	CONTRACTUAL	INTRINSIC
	RIGHTS	EXERCISE	TERM	VALUE
	(IN THOUSANDS)	PRICE	(IN YEARS)	(IN MILLIONS)

Outstanding at December 25, 2005	970	$58.92

Granted	179	$69.72

Exercised	(271)	$56.85

Forfeited or expired	(20)	$63.43

Outstanding at December 31, 2006	858	$61.72	6.83	$8

Exercisable at December 31, 2006	359	$58.54	5.18	$4

The total intrinsic value of SARs settled during 2006, 2005 and 2004 was $4 million, $3 million, and $4 million respectively.
Deferred Compensation Stock Equivalent Units
The company allows certain employees to defer all or a portion of their bonus into company common stock equivalent units, with a 15 percent premium applied if payment is delayed for at least five years. A portion of the annual retainer fee for directors of the company is also required to be deferred into company stock equivalent units and directors may choose to defer some or all of the remainder of their annual retainer fee into company stock equivalent units. No premium is applied to director deferrals. The employees and directors elect when the deferrals will be paid out and all deferred compensation accounts are ultimately settled in cash. As such, the deferred compensation stock equivalent units are liability-classified awards and are remeasured to fair value at each reporting period. Stock equivalent accounts are credited with dividend equivalents, and the fair value of a stock equivalent unit is equal to the market price of the company’s common stock. As of December 31, 2006, and December 25, 2005, the company had approximately 397,000 and 414,000 stock equivalent units, respectively, outstanding in its deferred compensation accounts.
NOTE 3: NET EARNINGS PER SHARE
Basic net earnings per share is computed by dividing the net earnings for the period by the weighted average number of common and exchangeable shares outstanding during the period. Diluted net earnings per share is computed by dividing the net earnings for the period by the weighted average number of common and exchangeable shares outstanding, plus the effect of dilutive potential common shares outstanding during the period, calculated using the treasury stock method. Dilutive potential common shares can include outstanding stock options, restricted stock units and performance share units. The components of basic and diluted earnings per share are as follows:
DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA, SHARES IN THOUSANDS

	2006	2005	2004

Earnings from continuing operations	$1,064	$949	$1,252

Earnings from discontinued operations	(611)	(216)	31

Net earnings available for common and exchangeable shareholders	$453	$733	$1,283

Weighted average outstanding shares of common and exchangeable stock (basic)	244,931	244,447	235,453

Dilutive effect of share-based awards	776	1,112	1,093

Common and exchangeable stock and stock equivalents (dilutive)	245,707	245,559	236,546

Basic earnings per share:

Continuing operations	$4.34	$3.88	$5.32

Discontinued operations	(2.49)	(0.88)	0.13

Net earnings	$1.85	$3.00	$5.45

Diluted earnings per share:

Continuing operations	$4.33	$3.86	$5.30

Discontinued operations	(2.49)	(0.88)	0.13

Net earnings	$1.84	$2.98	$5.43

Options to purchase 1,729,971 shares were not included in the computation of diluted earnings per share for 2006, because of their anti-dilutive effect. Performance share units with potential maximum awards of 286,520 shares were not included in the computation of diluted earnings per share for 2006 due to performance targets not being satisfied at the end of the period.
Options to purchase 2,500 shares in 2005 and 153,900 shares in 2004 were not included in the computation of diluted earnings per share because of their anti-dilutive effect during those periods.
In October 2005, the company announced a stock repurchase program under which it is authorized to repurchase up to 18 million shares of common stock. During 2006, the company purchased 10,826,800 shares of common stock for $672 million under the

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program. As of December 31, 2006, the company had repurchased approximately 11 million shares of common stock under the program. All common stock purchases under the program were made in open-market transactions. The company expects to complete the common stock repurchase program within two years of the authorization.
NOTE 4: INVENTORIES
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31,	DECEMBER 25,
	2006	2005

Logs and chips	$101	$144

Lumber, plywood, panels and engineered lumber	457	422

Pulp and paper	402	435

Containerboard and packaging	270	232

Other products	214	197

Materials and supplies	485	487

	1,929	$1,917

Less discontinued operations	(516)	(592)

	$1,413	$1,325

NOTE 5: PROPERTY AND EQUIPMENT
DOLLAR AMOUNTS IN MILLIONS

		DECEMBER 31,	DECEMBER 25,
	RANGE OF LIVES	2006	2005

Property and equipment, at cost:

Land		$303	$300

Buildings and improvements	10 — 40	3,172	3,139

Machinery and equipment	2 — 25	17,900	17,854

Rail and truck roads	10 — 20	575	559

Other	3 — 10	457	446

		22,407	22,298

Less allowance for depreciation and amortization		(12,398)	(11,788)

		10,009	10,510

Less discontinued operations		(2,948)	(3,319)

		$7,061	$7,191

Estimated service lives for buildings and improvements are generally at the high and low end of the range disclosed above, depending on the type and permanence of construction. Maximum service lives for machinery and equipment used in timberlands operations, wood products manufacturing facilities and primary pulp and paper mills are 15 years, 20 years, and 25 years, respectively. Estimated service lives of assets acquired in purchase business combinations represent the estimated remaining useful lives of the assets as of the date of the acquisitions and have shorter service lives than assets constructed or purchased new by the company. Depreciation expense was $1.2 billion for each of 2006, 2005 and 2004.
NOTE 6: REAL ESTATE IN PROCESS OF DEVELOPMENT AND FOR SALE
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31,	DECEMBER 25,
	2006	2005

Dwelling units	$647	$545

Residential lots	782	481

Commercial acreage and other inventories	20	29

	$1,449	$1,055

NOTE 7: EQUITY AFFILIATES
Investments in unconsolidated equity affiliates over which the company has significant influence are accounted for using the equity method with taxes provided on undistributed earnings.
Weyerhaeuser
Weyerhaeuser’s equity affiliates as of December 31, 2006, are:
•	Liaison Technologies, LLC — Liaison Technologies is a 29 percent owned joint venture formed to develop and operate global, web-enabled, business-to-business connectivity, catalog content and timber trading services for the paper, forest products and affiliated industries.
•	Nelson Forests Joint Venture — Nelson is an investment in which Weyerhaeuser owns a 51 percent financial interest and has a 50 percent voting interest, which holds Crown Forest License cutting rights, freehold land and related assets on the South Island of New Zealand. In February 2006, the company announced its intent to sell its New Zealand assets.

18 «

•	North Pacific Paper Corporation (“NORPAC”) — NORPAC is a 50 percent owned joint venture that has a newsprint manufacturing facility in Longview, Washington.
•	Optiframe Software LLC — Otiframe is a 50 percent owned joint venture that develops whole-house design and optimization software for the building industry.
•	RII Weyerhaeuser World Timberfund, L.P. — World Timberfund is a 50 percent owned limited partnership that invests in timberlands and related assets outside the United States. This partnership’s primary focus is in plantation forests in Uruguay and Australia.
•	Southern Cone Timber Investors Limited —Southern Cone is a 50 percent owned joint venture that has invested in timberlands in Uruguay. The entity’s primary focus is in plantation forests in Uruguay.
The company sold its interest in MAS Capital Management Partners, L.P. (MAS) in July 2005. The company received net cash proceeds of approximately $115 million for the sale of its interest in MAS and recognized a pretax gain on the sale of MAS of approximately $115 million in the third quarter of 2005. This gain is included in interest income and other in the accompanying consolidated statement of earnings.
Unconsolidated financial information for affiliated companies accounted for by the equity method, including information for MAS for the periods that the company held an interest in MAS, is as follows:
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31,	DECEMBER 25,
	2006	2005

Current assets	$180	$160

Noncurrent assets	$1,143	$1,131

Current liabilities	$141	$150

Noncurrent liabilities	$266	$271

DOLLAR AMOUNTS IN MILLIONS

	2006	2005	2004

Net sales and revenues	$695	$652	$636

Operating income	$27	$26	$26

Net income	$11	$12	$12

Weyerhaeuser provides goods and services to these affiliates, which vary by entity, in the form of raw materials, management and marketing services, support services and shipping services. Additionally, Weyerhaeuser purchases finished product from certain of these entities.
At December 31, 2006 and December 25, 2005, Weyerhaeuser had payable balances to NORPAC of $70 million and $119 million, respectively. The payable balances represent cash managed by Weyerhaeuser under a services agreement.
Real Estate and Related Assets
Unconsolidated financial information for unconsolidated entities that are accounted for by the equity method is as follows:
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31,	DECEMBER 25,
	2006	2005

Current assets	$64	$36

Noncurrent assets	$1,080	$908

Current liabilities	$85	$38

Noncurrent liabilities	$682	$585

DOLLAR AMOUNTS IN MILLIONS

	2006	2005	2004

Net sales and revenues	$113	$112	$88

Operating income	$64	$75	$64

Net income	$54	$64	$67

» 19

NOTE 8: GOODWILL
The following table provides a reconciliation of changes in the carrying amount of goodwill during 2006:
DOLLAR AMOUNTS IN MILLIONS

			CELLULOSE	CONTAINERBOARD,
		WOOD	FIBER AND	PACKAGING AND	CORPORATE
	TIMBERLANDS	PRODUCTS	WHITE PAPERS	RECYCLING	AND OTHER	TOTAL

Balance as of December 25, 2005	$40	$798	$857	$1,275	$12	$2,982

Less discontinued operations	—	(7)	(760)	—	—	(767)

Balance as of December 25, 2005, excluding discontinued operations	40	791	97	1,275	12	2,215

Effect of foreign currency translation and other adjustments	—	7	—	—	2	9

Tax adjustments	—	(5)	(3)	(31)	—	(39)

Balance as of December 31, 2006	$40	$793	$94	$1,244	$14	$2,185

As of December 25, 2005, goodwill of discontinued operations included $749 million associated with the fine paper reporting unit. During the first quarter of 2006, based on an evaluation of the value of assets and liabilities within the fine paper reporting unit as part of a strategic review, the company estimated that the implied net value of fine paper goodwill was zero. The company recognized charges of $749 million for the impairment of the goodwill associated with the fine paper reporting unit during 2006. These charges are not deductible for income tax purposes and are included in discontinued operations.
Other adjustments above include a total of $39 million in tax adjustments related to the acquisition of Willamette Industries and MacMillan Bloedel.
NOTE 9: PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS
The company sponsors several retirement programs for its employees. In the United States, this includes pension plans that are qualified under the Internal Revenue Code (qualified) as well as a plan that provides benefits in addition to those provided under the qualified plans for a select group of employees, which is not qualified under the Internal Revenue Code (nonqualified). In Canada, plans are registered under the Income Tax Act and under their respective provincial pension acts (registered), or plans may provide additional benefits to a select group of employees, and not be registered under the Income Tax Act or provincial pension acts (nonregistered). Retiree medical and life plans are offered in both countries. These plans are typically not prefunded. The company uses a fiscal year end measurement date for its plans.
The company adopted the provisions of Statement 158 as of December 31, 2006, which requires that the funded status of pension and other postretirement benefit plans be presented on the balance sheet. No adjustments were made to the balance sheet as of December 25, 2005. See Note 1: Summary of Significant Accounting Policies — Accounting Pronouncements Implemented.
As part of the Domtar Transaction disclosed in Note 22: Discontinued Operations, the company transferred four Canadian pension plans to Domtar on March 7, 2007. Assets and liabilities related to the four Canadian pension plans that were recognized on the company’s consolidated balance sheet were reclassified to discontinued operations on the accompanying consolidated balance sheet. Net periodic benefit costs for these Canadian pension plans were reclassified to discontinued operations in the accompanying consolidated statements of earnings.
The following table provides a reconciliation of the changes in the plans’ benefit obligations and fair value of plan assets for the two-year period ended December 31, 2006:
DOLLAR AMOUNTS IN MILLIONS

			OTHER
			POSTRETIREMENT
	PENSION		BENEFITS

	2006	2005	2006	2005

Reconciliation of benefit obligation:

Benefit obligation as of prior year-end	$5,133	$4,705	$1,019	$917

Service cost	147	138	26	22

Interest cost	291	277	62	55

Plan participants’ contributions	3	2	12	13

Actuarial loss	172	200	92	57

Foreign currency exchange rate changes	—	66	—	14

Benefits paid	(354)	(280)	(69)	(66)

Plan amendments	12	46	(6)	9

Plan transfers	2	2	—	—

Curtailments	(1)	(24)	—	(2)

Special termination benefits	1	1	—	—

Benefit obligation at end of year	$5,406	$5,133	$1,136	$1,019

20 «

DOLLAR AMOUNTS IN MILLIONS

			OTHER
			POSTRETIREMENT
	PENSION		BENEFITS

	2006	2005	2006	2005

Reconciliation of fair value of plan assets:

Fair value of plan assets at beginning of year (actual)	$5,643	$5,006	$1	$2

Actual return on plan assets	888	476	—	—

Foreign currency exchange rate changes	—	60	—	—

Employer contributions	67	63	56	51

Plan participants’ contributions	3	2	12	13

Benefits paid	(354)	(280)	(69)	(66)

Plan transfers	2	2	—	—

Fair value of plan assets at end of year (estimated)	$6,249	$5,329	$—	$—

Pension assets at year end are estimated due to timing and the nature of the underlying investments. The estimated pension asset value as of December 25, 2005, was $5.3 billion compared to an actual asset value of $5.6 billion.
The funded status of these plans and amounts recognized in the balance sheet as of December 25, 2005 under prior accounting rules are presented in the following table. These amounts include prepaid pension benefit costs of $18 million and accrued pension liabilities of $3 million that are classified as current assets of discontinued operations and current liabilities of discontinued operations at December 25, 2005, respectively.
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 25, 2005

		OTHER
		POSTRETIREMENT
	PENSION	BENEFITS

Funded status — over (under) funded	$196	$(1,019)

Unrecognized prior service (credit) cost	280	(82)

Unrecognized net loss	296	455

Prepaid (accrued) benefit cost	$772	$(646)

Prepaid benefit costs	$795

Accrued liabilities	(187)

Intangible assets	10

Cumulative other comprehensive loss	154

Net amount recognized	$772

The funded status of these plans and amounts recognized in the balance sheet as of December 31, 2006 under Statement 158 are presented in the following table. These amounts include noncurrent pension assets of $16 million and noncurrent pension liabilities of $1 million related to discontinued operations.
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31, 2006

		OTHER
		POSTRETIREMENT
	PENSION	BENEFITS	TOTAL

Noncurrent assets	$1,035	$—	$1,035

Current liabilities	$(18)	$(65)	$(83)

Noncurrent liabilities	$(174)	$(1,071)	$(1,245)

Funded status	$843	$(1,136)	$(293)

Pretax amounts included in cumulative other comprehensive income (loss) as of December 31, 2006 are as follows:
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31, 2006

		OTHER
		POSTRETIREMENT
	PENSION	BENEFITS	TOTAL

Net gain (loss)	$277	$(511)	$(234)

Prior service credit (cost)	(254)	78	(176)

Net amount recognized (pretax)	$23	$(433)	$(410)

The unamortized net loss for other postretirement benefits is net of a $138 million unamortized net gain related to the U.S. Medicare Part D subsidy. This subsidy is nontaxable. As a result, deferred taxes recognized in accumulated other comprehensive income related to the unamortized net gain (loss) reflect an effective rate of 57 percent as compared to an effective tax rate of 39 percent applicable to the unamortized prior service credit (cost).

» 21

The incremental effect of applying the provisions of Statement 158 on the balance sheet as of December 31, 2006 is as follows:
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31, 2006
	BEFORE APPLICATION OF		AFTER APPLICATION OF
	STATEMENT 158	ADJUSTMENT	STATEMENT 158

Assets:

Deferred pension and other assets:

Noncurrent pension asset	$937	$98	$1,035

Intangible pension asset	3	(3)	—

	$940	$95	$1,035

Liabilities:

Accrued liabilities:

Current pension and postretirement liability	$—	$(83)	$(83)

Deferred pension, other postretirement benefits and other liabilities:

Noncurrent pension and postretirement liability	(877)	(368)	(1,245)

	$(877)	$(451)	$(1,328)

Shareholders’ interest::

Cumulative other comprehensive income (loss) (pretax)	$(54)	$(356)	$(410)

Tax benefit (expense)	20	182	202

Cumulative other comprehensive income (loss) (net of tax)	$(34)	$(174)	$(208)

Estimated amounts that will be amortized from other comprehensive income during 2007 are as follows:
DOLLAR AMOUNTS IN MILLIONS

		OTHER
		POSTRETIREMENT
	PENSION	BENEFITS	TOTAL

Net loss	$10	$32	$42

Prior service (credit) cost	$38	$(10)	$28

The company funds its qualified and registered pension plans and a portion of its nonregistered plans. The company accrues for nonqualified pension benefits and health and life postretirement benefits. The company does not expect to have an obligation to fund its United States qualified pension plans in 2007, but does expect to contribute approximately $37 million to its Canadian pension plans (registered and nonregistered) in 2007. If the Domtar Transaction closes as anticipated in the first quarter of 2007 (see Note 22: Discontinued Operations), the company expects its contributions to the Canadian plans to be reduced by approximately $5 million.
A surplus sharing proposal has been approved by the required number of plan members of three of the Canadian registered plans and submitted to the provincial regulators for approval. The company expects approximately $4 million in assets from these plans will revert to the company once the proposal is approved by the provincial regulators.
The company estimates the projected benefit payments under its United States. and Canadian pension and other postretirement benefit plans over the next ten years will be as follows:
DOLLAR AMOUNTS IN MILLIONS

		OTHER
		POSTRETIREMENT
	PENSION	BENEFITS

2007	$308	$65

2008	$302	$67

2009	$319	$69

2010	$334	$71

2011	$353	$73

2012-2016	$2,020	$392

The accumulated benefit obligation for all of the company’s defined benefit pension plans was $5.0 billion and $4.8 billion at December 31, 2006, and December 25, 2005, respectively.
The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $218 million, $203 million and $29 million, respectively, as of December 31, 2006, and $1 billion, $968 million and $780 million, respectively, as of December 25, 2005.
Description of Investment Policies and Strategies
Qualified and registered plans
The strategy of the United States pension trust is to invest directly and via total return partnership swaps in a diversified mix of nontraditional strategies, including hedge funds, private equity, opportunistic real estate and other externally managed alternative investment funds. Equity index and fixed income derivative instruments are used to supplement the market exposures embedded in such investments. These additional financial instruments constitute indirect investments held by the United States pension trust that
22 «

serve to increase the return and risk profile of the investment portfolio. The overall return earned by the pension trust is the aggregate of returns earned on direct investments and returns earned on the derivatives. The Canadian pension trust has a similar investment strategy. However, it concentrates direct investments into cash and cash equivalents while gaining return exposures through financial instruments, such as total return and index swaps. The company has not established target allocations for the direct investment portfolio or the derivatives.
The qualified and registered plans are exposed to the risk of nonperformance by counterparties to the indirect investments but the company does not expect any counterparty to fail to meet its obligations. However, because there are no exchanges of principal on the indirect investments, only the amount of unsettled net receivables is at risk. The company manages this risk through selection of counterparties with a defined minimum credit quality, diversification, settlement provisions and documented agreements. Investments in hedge funds and private partnerships are controlled through selection and diversification of managers and strategies and use of limited liability vehicles. Portfolio risk is managed through diversification and by constraining the risk profile of the portfolio within defined boundaries.
Nonregistered plans
The Canadian nonregistered plans are funded using Retirement Compensation Arrangements (RCAs). Under Canadian tax rules, 50 percent of any contribution to an RCA goes to a non-interest-bearing refundable tax account held by Canada Revenue Agency. This means that on average over time, it is expected that approximately 50 percent of the plans’ assets are not invested. The invested portion of the plans’ assets consists of a portfolio of equities.
Retiree life insurance
The plan was funded by a Premium Deposit Fund (PDF) held by the insurance carrier. That fund was used to pay premiums for current retirees covered under the United States retiree life insurance plan for salaried employees. The company has paid premiums from the fund, but has made no contributions to the fund. This fund was fully drawn down during fiscal year 2006.
Allocation of Assets by Category
QUALIFIED AND REGISTERED PENSION PLANS

	DECEMBER 31,	December 25,
	2006	2005

Private equity and related funds	26.3%	23.6%

Real estate and related funds	3.9	5.2

Common stock and equity index instruments	0.9	1.0

Fixed income	15.5	27.5

Hedge funds	53.4	43.0

Net receivables	0.4	0.1

Accrued liabilities	(0.4)	(0.4)

	100.0%	100.0%

NONREGISTERED PLANS

	DECEMBER 31,	DECEMBER 25,
	2006	2005

Equities	53.8%	50.6%

Cash and cash equivalents	46.2	49.4

	100.0%	100.0%

RETIREE LIFE INSURANCE

DECEMBER 25,
2005

Bonds	85.4%

Commercial mortgages	9.8

Hedge funds	2.7

Short-term investments, cash and cash equivalents	1.4

Real estate	0.5

Equities	—

Other	0.2

100.0%

» 23

Derivatives
The approximate fair value of derivatives held by the qualified and registered plans as of December 31, 2006, and December 25, 2005, is as follows:
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31,	DECEMBER 25,
	2006	2005

Private equity and related funds	$—	$1

Common stock and equity index instruments	54	42

Fixed income	31	7

Hedge funds	507	377

Net (payables) receivables	6	(1)

	$598	$426

The total approximate notional amount of derivatives held by the qualified and registered plans as of December 31, 2006, and December 25, 2005, is as follows:
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31,	DECEMBER 25,
	2006	2005

Private equity and related funds	$294	$209

Common stock and equity index instruments	1,179	1,757

Fixed income	2,667	1,769

Hedge funds	2,802	1,945

	$6,942	$5,680

Actuarial Assumptions
The assumptions used in the measurement of the company’s benefit obligations are as follows:
ASSUMPTIONS USED IN MEASURING BENEFIT OBLIGATIONS

			OTHER POSTRETIREMENT
	PENSION		BENEFITS

	DECEMBER 31,	DECEMBER 25,	DECEMBER 31,	DECEMBER 25,
	2006	2005	2006	2005

Discount rate:

United States	5.80%	5.90%	5.80%	5.90%

Canada	5.15%	5.15%	5.15%	5.15%

Rate of compensation increase:

Salaried (United States and Canada)	3.50%	3.50%	3.50%	3.50%

Hourly:

United States	3.00%	3.00%	3.00%	3.00%

Canada	3.25%	3.25%	N/A	N/A

COMPONENTS OF NET PERIODIC BENEFIT COSTS
DOLLAR AMOUNTS IN MILLIONS

				OTHER POST-RETIREMENT
	PENSION			BENEFITS

	2006	2005	2004	2006	2005	2004

Service cost	$147	$138	$128	$26	$22	$24

Interest cost	291	277	270	62	55	52

Expected return on plan assets	(478)	(402)	(385)	—	—	—

Amortization of loss	19	33	32	35	27	25

Amortization of prior service cost	37	38	34	(9)	(9)	(12)

Recognition of curtailment, settlement and/or special termination benefits due to closure, sale, plan termination and other	2	(7)	17	—	—	—

	$18	$77	$96	$114	$95	$89

Less discontinued operations	3	8	(11)	—	—	—

	$21	$85	$85	$114	$95	$89

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ASSUMPTIONS USED IN MEASURING NET PERIODIC BENEFIT COSTS

				OTHER POST-RETIREMENT
	PENSION			BENEFITS

	2006	2005	2004	2006	2005	2004

Discount rate:

United States	5.90%	6.00%	6.25%	5.90%	6.00%	6.25%

Canada	5.15%	6.00%	6.25%	5.15%	6.00%	6.25%

Expected return on plan assets:

Qualified/registered plans	9.50%	9.50%	9.50%

Nonregistered plans	4.75%	4.75%	4.75%

Retiree life insurance				3.64%	3.79%	3.99%

Rate of compensation increase:

Salaried (United States and Canada)	3.50%	3.50%	3.50%	3.50%	3.50%	3.50%

Hourly:

United States	3.00%	3.00%	3.00%	3.00%	3.00%	3.00%

Canada	3.25%	3.50%	3.50%	N/A	N/A	N/A

Determination of Expected Return on Plan Assets Assumption
Qualified and registered plans
The expected return on plan assets assumption reflects the company’s best estimate regarding the long-term expected return on the United States portfolio. The expected return assumption is based on historical fund returns. The Canadian fund’s investment strategy has mirrored that of the United States plan since 1998. Over the period of 22 years during which this investment strategy has been pursued, the United States fund has achieved a net compound annual return of 17.8 percent. The determination of the expected return on plan assets assumption requires a high degree of judgment and places weight on more recent pension plan asset performance. The expected return on plan assets assumption of 9.5 percent as of December 31, 2006, is comprised of 8 percent from direct investments and 1.5 percent from derivatives.
The composition of the actual return on plan assets in each of the years in the three-year period ended December 31, 2006, is estimated as follows:
DOLLAR AMOUNTS IN MILLIONS

	2006	2005	2004

Direct investments	$669	$305	$378

Derivatives	217	171	253

	$886	$476	$631

Nonregistered plans
The expected rate of return on the assets supporting the nonregistered plans is 4.75 percent per year. This includes an expected long-term rate of return on the equity portion of this portfolio of 9.50 percent per year based on a combination of historical experience and future return expectations. As noted above, 50 percent of contributions to this plan are held in a non-interest-bearing account held by the Canada Revenue Agency.
Retiree life insurance
The expected long-term rate of return on this fund was 3.64 percent. This was based on historical interest credited on the fund. However, the fund was fully drawn down in 2006, so this assumption will no longer be applicable.
Other Information
Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. For measurement purposes, the following assumptions were used for the annual rate of increase in the per capita cost of covered health care benefits:

	2006		2005

	United States	Canada	United States	Canada

Weighted health care cost trend rate assumed for next year	10.0%	6.3%	10.0%	5.9%

Rate to which cost trend rate is assumed to decline (ultimate trend rate)	5.0%	4.3%	5.0%	4.2%

Year that the rate reaches the ultimate trend rate	2013	2011	2012	2010

» 25

A one percent change in assumed health care cost trend rates would have the following effects:
AS OF DECEMBER 31, 2006 (DOLLAR AMOUNTS IN MILLIONS)

	1% INCREASE	(1% DECREASE)

Effect on total of service and interest cost components	$10	$(8)

Effect on accumulated postretirement benefit obligation	$123	$(106)

In addition to the company-sponsored pension and postretirement plans discussed above, approximately 2,700 employees are covered by union-administered multi-employer pension plans to which the company makes negotiated contributions based generally on fixed amounts per hour per employee. Contributions to these plans were approximately $10 million in 2006, and $13 million in 2005 and 2004.
The company also sponsors multiple postretirement plans for its United States employees. Medical plans have various levels of coverage and plan participant contributions. Life insurance plans are noncontributory. Canadian employees are covered under multiple postretirement plans that provide medical and life insurance benefits.
The company sponsors various defined contribution plans for United States and Canadian salaried and hourly employees. The basis for determining plan contributions varies by plan. The amounts contributed to the plans for participating employees were approximately $62 million, $61 million, and $57 million in 2006, 2005 and 2004, respectively.
NOTE 10: CONSOLIDATION OF VARIABLE INTEREST ENTITIES
The company adopted the provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (Interpretation 46R), as of March 28, 2004. Interpretation 46R addresses consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.
During 2002 through 2004, the company sold certain significant nonstrategic timberlands. See Note 21: Significant Sale of Nonstrategic Timberlands. The company consolidates the assets and liabilities of the buyer-sponsored special purpose entities and the monetization special purpose entities (collectively the “SPEs”) involved in these transactions. However, because the SPEs are separate and distinct legal entities from the company, the assets of the SPEs are not available to satisfy the liabilities and obligations of the company and the liabilities of the SPEs are not liabilities or obligations of the company. During the second quarter of 2005, following completion of a re-evaluation of Interpretation 46R, the balance of deferred gains on the sales of nonstrategic timberlands was recognized in income, resulting in a $57 million pretax gain on previous timberlands sales.
Sales proceeds paid to buyer-sponsored SPEs are invested in restricted bank financial instruments of $909 million as of both December 31, 2006, and December 25, 2005. As of December 31, 2006, maturities of the bank financial instruments were as follows: $110 million in 2012, $184 million in 2013, $253 million in 2019, and $362 million in 2020. The weighted average interest rate on the bank financial instruments was 5.43 percent as of December 31, 2006, and 5.15 percent as of December 25, 2005. The monetization SPEs had long-term debt of $757 million as of December 31, 2006, and $756 million as of December 25, 2005. As of December 31, 2006, maturities of the debt were as follows: $92 million in 2012, $154 million in 2013, $209 million in 2018, and $302 million in 2019. The weighted average interest rate on the debt was 5.79 percent as of December 31, 2006, and 5.50 percent as of December 25, 2005. The monetization SPEs are exposed to credit-related losses in the event of nonperformance by the banks, but the company does not expect the banks to fail to meet their obligations. The accompanying consolidated statement of earnings includes interest expense on SPE debt of $44 million and $45 million, and interest income on SPE investments of $54 million and $52 million in 2006 and 2005, respectively. No comparable activity is included in interest income or interest expense in 2004.
The company’s real estate development subsidiaries enter into options to acquire lots at fixed prices in the ordinary course of business, primarily for the purpose of building single-family homes. In addition, a subsidiary in the Real Estate and Related Assets segment provides subordinated financing to third-party developers and homebuilders. Both fixed-price purchase options and subordinated financing constitute variable interests under Interpretation 46R. At December 31, 2006, the company’s real estate subsidiaries have consolidated seven entities under Interpretation 46R, with estimated assets of $122 million and estimated liabilities of $90 million. At December 25, 2005, the company’s real estate subsidiaries had consolidated five entities under Interpretation 46R with estimated assets of $76 million and estimated liabilities of $62 million. As of December 31, 2006, the company’s real estate development subsidiaries have 9 lot option purchase agreements entered into prior to December 31, 2003, with deposits of approximately $46 million at risk. After exhaustive efforts, the company has not been able to obtain the information necessary to determine whether or not it is required to consolidate any of these entities under Interpretation 46R. The total amount that would be paid under these purchase options, if fully exercised, is approximately $151 million. In addition, as of December 31, 2006, the company’s real estate development subsidiaries have 20 lot option purchase agreements with entities created after December 30, 2003, with deposits of approximately $28 million at risk, where the company is not the primary beneficiary and is not required to consolidate the entities. The total amount that would be paid under these option purchase agreements, if fully exercised, is approximately $329 million. One of the company’s real estate subsidiaries has approximately $14 million in subordinated loans at risk at December 31, 2006, in 38 variable interest entities.
26 «

NOTE 11: SHORT-TERM BORROWINGS AND LINES OF CREDIT
Borrowings
Weyerhaeuser had $72 million of short-term borrowings outstanding as of December 31, 2006, including $70 million of commercial paper with a weighted average interest rate of 5.5 percent. Weyerhaeuser had $3 million in short-term borrowings outstanding as of December 25, 2005.
Real Estate and Related Assets had short-term borrowings of $3 million outstanding as of December 25, 2005. Weyerhaeuser Company guarantees the commercial paper borrowing of Weyerhaeuser Real Estate Company (WRECO) in return for a fee equal to one-quarter of 1 percent of the outstanding commercial paper balance. To keep the guarantee, WRECO has agreed to maintain unused non-guaranteed credit arrangements that are equal to or greater than the outstanding commercial paper. WRECO paid no fees to Weyerhaeuser in 2006 or 2005. Fees paid by WRECO to Weyerhaeuser Company were less than $1 million in 2004.
Lines of Credit
In December 2006, Weyerhaeuser and WRECO entered into two multi-year revolving credit facility agreements: a $1.2 billion revolving credit facility that expires in March 2010 and a $1.0 billion 5-year revolving credit facility that expires in December 2011. The entire amount of each facility is available to Weyerhaeuser and WRECO can borrow up to $400 million of each facility. Neither Weyerhaeuser Company nor WRECO is a guarantor of the borrowings of the other under these facilities. Borrowings under these facilities are at LIBOR plus a spread or other such interest rates mutually agreed to between the borrower and the lending banks.
As of December 25, 2005 Weyerhaeuser’s lines of credit included a five-year revolving credit facility entered into in 2005 with a group of banks that provided for borrowing of up to $1.2 billion, all of which was available to Weyerhaeuser and $400 million of which was available to WRECO and a five-year revolving credit facility entered into in 2002 with a group of banks that provided for borrowing of up to $800 million, all of which was available to Weyerhaeuser. The agreements were scheduled to expire in March of 2010 and March of 2007 respectively. These were both canceled during 2006.
Weyerhaeuser Company Limited, a wholly-owned Canadian subsidiary (Weyerhaeuser Limited), has a revolving credit facility agreement with a group of banks that expires in December 2008 and that provides for borrowings up to a total amount of $200 million (Canadian), or approximately $172 million (U.S.), all of which was fully drawn upon as of December 31, 2006 and December 25, 2005. Weyerhaeuser Company is a guarantor of the borrowings of Weyerhaeuser Limited under this facility. In January 2007, Weyerhaeuser Limited repaid the outstanding balance and terminated this facility.
As of December 31, 2006, the company has $517 million in letters of credit against the March 2010 credit facility, primarily related to an appeal bond posted in the Paragon litigation (see Note 16: Legal Proceedings, Commitments and Contingencies). Of the total committed bank facilities of $2.4 billion, $1.6 billion was available as of December 31, 2006, for incremental borrowings.
Other
In addition, Weyerhaeuser has entered into letters of credit in the amount of $634 million and surety bonds with an estimated amount of $757 million as of December 31, 2006. As of December 25, 2005, Weyerhaeuser had entered into letters of credit in the amount of $636 million and surety bonds with an estimated amount of $758 million.
The Real Estate and Related Assets segment has entered into letters of credit in the amount of $34 million and $32 million and surety bonds with an estimated amount of $655 million and $559 million as of December 31, 2006, and December 25, 2005, respectively.
The company’s compensating balance requirements were not significant.
NOTE 12: ACCRUED LIABILITIES
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31,	DECEMBER 25,
	2006	2005

Payroll — wages and salaries, incentive awards, retirement and vacation pay	$688	$591

Income taxes	128	255

Taxes — Social Security and real and personal property	70	71

Current portion of product liability reserves	7	21

Interest	164	162

Other	458	522

	1,515	1,622

Less discontinued operations	(152)	(187)

	$1,363	$1,435

» 27

NOTE 13: LONG-TERM DEBT
Weyerhaeuser long-term debt, including the current portion, is as follows:
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31,	DECEMBER 25,
	2006	2005

6.75% notes due 2006	$—	$150

8.375% debentures due 2007	85	85

6.125% notes due 2007	378	378

5.95% debentures due 2008	525	525

5.25% notes due 2009	37	37

6.75% notes due 2012	1,683	1,683

7.50% debentures due 2013	250	250

7.25% debentures due 2013	250	250

6.95% debentures due 2017	300	300

7.00% debentures due 2018	100	100

9.00% debentures due 2021	150	150

7.125% debentures due 2023	250	250

8.50% debentures due 2025	300	300

7.95% debentures due 2025	250	250

7.70% debentures due 2026	150	150

7.35% debentures due 2026(1)	150	200

7.85% debentures due 2026	200	200

6.95% debentures due 2027	300	300

7.375% notes due 2032	1,250	1,250

6.875% notes due 2033	275	275

Industrial revenue bonds, rates from 3.61% (variable) to 9.0% (fixed), due 2007—2027	304	316

Medium-term notes, rates from 6.45% to 7.30%, due 2009—2013	166	167

Borrowings under three-year revolving credit facility	172	172

Other	40	56

	7,565	7,794

Less unamortized discounts	(2)	(1)

	7,563	7,793

Less discontinued operations	(6)	(15)

	$7,557	$7,778

Total portion due within one year	$488	$374

(1)	Holders had the option to demand repayment in 2006 and partially exercised this option by calling $50 million of the debt.
Real Estate and Related Assets segment long-term debt, including the current portion, is as follows:
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31,	DECEMBER 25,
	2006	2005

Notes payable, unsecured; weighted average interest rates are approximately 6.1% and 6.3%, due 2007-2027	$597	$850

Notes payable, secured; weighted average interest rates are approximately 6.0% and 8.5%, due 2007-2035	9	1

	$606	$851

Portion due within one year	$1	$250

DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31, 2006
		REAL ESTATE AND
	WEYERHAEUSER	RELATED ASSETS

Long-term debt maturities:

2007	$488	$1

2008	$728	$148

2009	$123	$53

2010	$9	$40

2011	$2	$100

Thereafter	$6,209	$264

28 «

NOTE 14: FAIR VALUE OF FINANCIAL INSTRUMENTS
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31,		DECEMBER 25,
	2006		2005

	CARRYING	FAIR	CARRYING	FAIR
	VALUE	VALUE	VALUE	VALUE

Weyerhaeuser:

Financial liabilities:

Long-term debt (including current maturities)	$7,563	$7,887	$7,793	$8,378

Less discontinued operations	(6)	(6)	(15)	(15)

Total Long-term debt (including current maturities)	$7,557	$7,881	$7,778	$8,363

Real Estate and Related Assets:

Financial liabilities:

Long-term debt (including current maturities)	$606	$606	$851	$861

The fair value of long-term debt is estimated based on quoted market prices for the same issues or on the discounted value of the future cash flows expected to be paid using incremental rates of borrowing for similar liabilities.
NOTE 15: INCOME TAXES
Earnings from continuing operations before income taxes are comprised of the following:
DOLLAR AMOUNTS IN MILLIONS

	2006	2005	2004

Domestic earnings	$634	$1,620	$1,600

Foreign earnings (loss)	910	(141)	298

	$1,544	$1,479	$1,898

Provisions for income taxes from continuing operations include the following:
DOLLAR AMOUNTS IN MILLIONS

	2006	2005	2004

Federal:

Current	$490	$556	$427

Deferred	(115)	(71)	57

	375	485	484

State:

Current	54	72	51

Deferred	(18)	(11)	12

	36	61	63

Foreign:

Current	30	(75)	25

Deferred	39	59	74

	69	(16)	99

	$480	$530	$646

A reconciliation between the federal statutory tax rate and the company’s effective tax rate applicable to continuing operations is as follows:

	2006	2005	2004

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%

State income taxes, net of federal tax benefit	1.9	2.9	2.3

Tax credits	(0.7)	(1.0)	(0.8)

Export sales incentive	(0.5)	(0.7)	(0.6)

Rate changes	(1.8)	(1.1)	—

Dividend repatriation	—	3.0	—

All other, net	(2.8)	(2.2)	(1.8)

Effective income tax rate	31.1%	35.9%	34.1%

The net deferred income tax assets (liabilities) of continuing operations include the following components:
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31,	DECEMBER 25,
	2006	2005

Current (included in prepaid expenses)	$189	$199

Noncurrent	(3,011)	(3,292)

Real Estate and Related Assets (included in other assets)	98	50

Total	$(2,724)	$(3,043)

» 29

The deferred tax assets (liabilities) of continuing operations are comprised of the following:
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31,	DECEMBER 25,
	2006	2005

Postretirement benefits	$481	$225

Incentive compensation	123	100

Net operating loss carryforwards	83	129

Other	509	529

Gross deferred tax assets	1,196	983

Valuation allowance	(107)	(97)

Net deferred tax assets	1,089	886

Depreciation	(1,383)	(1,537)

Depletion	(993)	(974)

Other	(1,437)	(1,418)

Deferred tax liabilities	(3,813)	(3,929)

	$(2,724)	$(3,043)

During the second quarter of 2006, the company recognized the following one-time deferred tax benefits: a $12 million income tax benefit related to a change in Texas state income tax law, an $18 million income tax benefit related to a reduction in the Canadian federal income tax rate and an $18 million out-of-period income tax benefit related to a deferred tax adjustment associated with the Medicare Part D subsidy.
During the third quarter of 2005, the company recognized a one-time deferred tax benefit of $14 million resulting from a change in the Ohio state income tax law. During the fourth quarter of 2005, a one-time reduction in the British Columbia provincial corporate income tax rate was also enacted producing a one-time deferred tax benefit of $7 million. Both benefits were due to the effect of the lower tax rates on accumulated temporary differences.
The American Jobs Creation Act (AJCA) became law in October 2004. The AJCA includes a deduction of 85 percent of certain foreign earnings that are repatriated, as defined by the AJCA. Based on this legislation and 2005 guidance by the Department of Treasury, the company repatriated $1.1 billion of foreign earnings in July 2005. A charge of $44 million related to the planned repatriation was accrued in the second quarter of 2005 and is included in income taxes (from continuing operations) in the accompanying Consolidated Statement of Earnings.
The 2006 deferred tax asset related to postretirement benefits increased by $182 million due to the implementation of Statement 158.
As of December 31, 2006, the company and its subsidiaries have foreign net operating loss carry forwards of $174 million, expiring from 2007 through 2015, of which $133 million relates to discontinued operations. The company and its subsidiaries also have foreign net operating loss carry forwards of $131 million which do not expire.
The company intends to reinvest undistributed earnings of certain foreign subsidiaries; therefore, no United States taxes have been provided on such earnings. These earnings totaled approximately $828 million through the end of 2006. Determination of the income tax liability that would result from repatriation is not practicable.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Other than the valuation allowance discussed below, management believes that it is more likely than not that it will have sufficient future taxable income to realize the deferred tax assets.
As of December 31, 2006, $14 million of the $107 million valuation allowance would be allocated to reduce goodwill if the tax benefits are subsequently recognized. The net $10 million increase in the valuation allowance from December 25, 2005, to December 31, 2006, is primarily due to additional state credits recorded in 2006.
The net $21 million decrease in the valuation allowance from December 26, 2004, to December 25, 2005, is a result of the following: $42 million decrease is due to sale of discontinued operations; $3 million decrease is due to expired tax credits; $10 million increase is due to acquired foreign losses; and $14 million increase is due to additional foreign losses.

30 «

NOTE 16: LEGAL PROCEEDINGS, COMMITMENTS AND CONTINGENCIES
Legal Proceedings
Hardboard Siding Claims
In June 2000, the company entered into a nationwide settlement of hardboard siding class action cases and recognized a charge of $130 million before taxes to cover the estimated cost of the settlement and related claims. In the third quarter of 2001, the company reassessed the adequacy of the reserve and increased the reserve by $43 million. The settlement class consists of all persons who own or owned structures in the United States on which the company’s hardboard siding had been installed from January 1, 1981 through December 31, 1999. This is a claims-based settlement, which means the claims are paid as submitted over a nine year period. The right to file claims expires in three year increments. The first 6 years of claims expired in 2003. In September 2004 the reserve was reduced $20 million based on less than anticipated claim and litigation activity. At the end of 2006 the right to file claims for the second six year period expired, leaving only claims from 1994 through 1999. Another reserve reduction of $23 million was taken in September 2006. An independent adjuster reviews claims submitted and determines payment under the terms of the settlement agreement. Reserves for future claims settlements relating to hardboard siding cases require judgments regarding projections of future claims rates and amounts. Cumulative charges to the reserve through the fourth quarter of 2006 were $103 million. The company believes the reserve balance is adequate, but is unable to estimate at this time the amount of additional charges, if any, that may be required for these matters in the future.
The following table presents an analysis of the claims activity related to the hardboard siding class action cases:

	FIFTY-THREE	FIFTY-TWO
	WEEKS ENDED	WEEK PERIODS
	DECEMBER 31,
	2006	2005	2004

Number of claims filed during the period	2,200	765	1,740

Number of claims resolved	1,420	640	2,990

Number of claims unresolved at end of period	1,485	705	580

Number of damage awards paid	675	270	1,140

Average damage award paid	$3,478	$4,100	$2,790

The lower average damage award paid in 2004 was due primarily to a lower number of awards for multi-family structures in 2004 than in 2005 or 2006.
The company has received $52 million in recoveries from its insurance carriers by way of negotiated settlements.
The company currently has no litigation pending with any person or entity that has opted out of the settlement. Individuals and entities that have opted out of the settlement may file lawsuits against the company in the future.
Alder Antitrust Litigation
In December 2000, a lawsuit was filed against the company in U.S. District Court in Oregon (the Initial Alder Case) alleging from 1996 to the present the company had monopoly power or attempted to gain monopoly power in the Pacific Northwest market for alder logs and finished alder lumber. A jury verdict of trebled damages of $79 million was appealed to the U.S. Court of Appeals for the Ninth Circuit where the decision was upheld. The company asked for and was granted discretionary review of the Initial Alder Case by the U.S. Supreme Court. In February 2007, the Supreme Court vacated the Ninth Circuit Court of Appeals decision in the Initial Alder Case and remanded the matter to the Ninth Circuit for further action. The Supreme Court held that because the plaintiff had conceded it had not satisfied the test established by the Supreme Court, the claim on which the damage award was based could not be supported. The company does not know whether the case will be retried under another legal theory and at the current time cannot determine what, if any damages may be alleged in subsequent proceedings.
In January 2005, the company received a copy of a “complaint in equity” filed in U.S. District Court in Oregon to set aside the judgment in the Initial Alder Case on behalf of a plaintiff who did not prevail in the trial. It alleged a fraud was committed on the court and requested judgment against the plaintiff be vacated and a new trial set on plaintiff’s claim of monopolization of the alder sawlog market. Trebled damages of $20 million were alleged. The U.S. District Court stayed this matter until the U.S. Supreme Court takes final action in the Initial Alder Case. The company denies the allegations in the complaint and intends to vigorously defend the matter.
In June 2003, Washington Alder filed an antitrust lawsuit against the company in U.S. District Court in Oregon alleging monopolization of the alder log and lumber markets and seeking trebled damages of $36 million and divestiture of the company’s Northwest Hardwoods Division and alder sawmills in Oregon, Washington and British Columbia. A jury verdict of trebled damages of $16 million was appealed to the U.S. Court of Appeals for the Ninth Circuit. After oral argument in November 2005, the matter was stayed pending a final disposition by the U.S. Supreme Court of the Initial Alder Case. Because the jury award in the Washington Alder case was based upon the findings in the Initial Alder case, the Supreme Court decision in the Initial Alder Case is expected to result in a reversal of the verdict by the Ninth Circuit. The company does not know whether the case will be retried under another legal theory and cannot determine at this time what, if any, damages may be alleged in subsequent proceedings.
In 2005 the company settled similar lawsuits filed against the company by five hardwood mill owners in the U.S. District Court in Oregon. A pretax charge of $13 million was recognized in 2005.
In April 2004, a civil class action antitrust lawsuit was filed against the company in U.S. District Court in Oregon claiming that as a result of the company’s alleged monopolization of the alder sawlog market in the Pacific Northwest as determined in the Initial Alder

» 31

Case, the company monopolized the market for finished alder and charged monopoly prices for finished alder lumber. In December 2004, the Judge issued an order certifying the plaintiff as a class representative for all U.S. purchasers of finished alder lumber between April 28, 2000, and March 31, 2004, for purposes of awarding monetary damages. The company denies the allegations in the complaint and intends to vigorously defend the matter. In February 2005, class counsel notified the court that approximately 5 percent of the class members opted out of the class action lawsuit. The company has no litigation pending with any entity that has opted out of the class, but it is possible that entities who have opted out may file lawsuits against the company in the future. The case was stayed in the fourth quarter of 2005 pending the U.S. Supreme Court entering a final opinion in the Initial Alder Case.
The company recognized charges and established a reserve in the amount of $95 million for the Initial Alder and Washington Alder cases in prior years. The company reversed the reserve and recognized pretax income in the amount of $95 million in 2006 because the requirements for establishing a reserve under Statement of Financial Accounting Standards No. 5, Accounting for Contingencies (Statement 5), were no longer met when the Supreme Court issued its ruling. Other than as discussed in Note 28: Subsequent Events, the company is unable to estimate at this time the amount of charges, if any, that may be required for the alder antitrust litigation in the future.
OSB Antitrust Litigation
A consolidated lawsuit was filed in U.S. District Court in Pennsylvania in 2006 seeking class action status for persons and entities who purchased oriented strand board (OSB) directly from Weyerhaeuser, Louisiana-Pacific, Georgia-Pacific, Potlatch, Ainsworth Lumber, Norbord and J.M. Huber Corp. between June 2002 through the present. The lawsuit alleges the defendants conspired to fix and raise OSB prices in the United States during the class period and as a result, class members paid artificially inflated prices for OSB during that period. Additional lawsuits have also been filed and have been consolidated in the same court for discovery purposes on behalf of “indirect purchasers” of OSB in different states that have laws permitting such actions on behalf of indirect purchasers. No specific damage amounts have been claimed. The company has not established a reserve for this matter and is unable to estimate at this time the amount of charges, if any, that may be required in the future. In the third quarter 2006, the court dismissed with prejudice the claims filed by Pennsylvania indirect purchasers. In January 2007 both the direct and indirect purchasers requested class certification.
Paragon Trade Brands, Inc. Litigation
In 1999, the Equity Committee (Committee) in the Paragon Trade Brands, Inc. (Paragon), bankruptcy proceeding commenced an adversary proceeding against the company in U.S. Bankruptcy Court for the Northern District of Georgia asserting the company breached certain warranties in agreements between Paragon and the company connected with Paragon’s public offering of common stock in February 1993. The Committee sought to recover damages sustained by Paragon in two patent infringement cases, one brought by Procter & Gamble and the other by Kimberly-Clark. In June 2002, the Bankruptcy Court held the company liable for breaches of warranty. In the second quarter of 2005, the Bankruptcy Court imposed damages of approximately $470 million. The company appealed the liability and damages determinations to the U.S. District Court for the Northern District of Georgia and posted a bond of $500 million. Oral argument on the company’s appeal was heard the second quarter of 2006 and the company is waiting for a decision from the court. Management believes that an adverse result is not probable because the company will prevail on appeal. Based on the information currently available to us, the requirements for establishing a reserve under Statement 5 have not been met. As a result, we have not established a reserve for this litigation. However, it is possible in the future that there could be a charge for all or a portion of any damage award. Any such charge could materially and adversely affect our results of operations for the quarter or the year in which we record it.
Other Litigation
The company is party to other matters generally incidental to its business in addition to the matters described above.
Summary
Although the final outcome of any legal proceeding is subject to a great many variables and cannot be predicted with any degree of certainty, management currently believes that adequate reserves have been established for probable losses from litigation when the amounts could be reasonably determined. Management further believes that the ultimate outcome of these legal proceedings could materially adversely affect results of operations, cash flows or financial condition in any given quarter or year, but will not have a material adverse effect on the company’s long-term results of operations, cash flows or financial position.
Countervailing and Anti-dumping Duties
Softwood Lumber Imported into the United States from Canada
In April 2001, the Coalition for Fair Lumber Imports (Coalition) filed two petitions with the U.S. Department of Commerce (Department) and the International Trade Commission (ITC) claiming that production of softwood lumber in Canada was being subsidized by Canada and that imports from Canada were being “dumped” into the U.S. market (sold at less than fair value). The Coalition asked that countervailing duty (CVD) and anti-dumping (AD) tariffs be imposed on softwood lumber imported from Canada.
In July 2006, the Canadian and U.S. governments announced a final settlement to the long-standing dispute. The provisions of the settlement include repayment of approximately 81 percent of the deposits plus interest, imposition of export measures in Canada, and measures to address long-term policy reform.
The company paid a cumulative total of $370 million in deposits. The deposits have been historically recognized as sales deductions in the Consolidated Statement of Earnings. On October 30, 2006, the company received $344 million, before taxes, as a refund of deposits paid, including interest, which was recorded in the fourth quarter of 2006. The refund represents approximately 81 percent of the combined total of deposits paid by the company’s Canadian subsidiaries and interest accrued on such deposits.

32 «

Environmental Matters
The company is also a party to various proceedings relating to the cleanup of hazardous waste sites under the Comprehensive Environmental Response Compensation and Liability Act, commonly known as “Superfund,” and similar state laws. The EPA and/or various state agencies have notified the company that it may be a potentially responsible party with respect to other hazardous waste sites as to which no proceedings have been instituted against the company. The company has established reserves totaling $28 million for estimated remediation costs on all of the approximately 65 active sites across its operations. Environmental remediation reserves totaled $29 million at the end of 2005. The decrease in environmental remediation reserves reflects the incorporation of new information on all sites concerning remediation alternatives, updates on prior cost estimates and new sites, and the costs incurred to remediate these sites during this period. The company accrued remediation costs of $11 million in 2006, and $5 million in 2005. The company incurred remediation costs of $12 million in 2006, and $14 million in 2005 and charged these costs against the reserve. Based on currently available information and analysis, the company believes that it is reasonably possible that costs associated with all identified sites may exceed current accruals by up to $64 million, which may be incurred over several years. This estimate of the upper end of the range of reasonably possible additional costs is much less certain than the estimates upon which accruals are currently based, and utilizes assumptions less favorable to the company among the range of reasonably possible outcomes. In estimating both its current accruals for environmental remediation and the possible range of additional future costs, the company has assumed that it will not bear the entire cost of remediation of every site to the exclusion of other known potentially responsible parties who may be jointly and severally liable. The ability of other potentially responsible parties to participate has been taken into account, generally based on each party’s financial condition and probable contribution on a per-site basis. No amounts have been recorded for potential recoveries from insurance carriers.
The company has not recognized a liability under FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143 (Interpretation 47), for certain legal obligations, primarily special handling for the removal and disposal of encapsulated asbestos from facilities and equipment. The fair value of such obligations cannot be reasonably estimated because the settlement dates are not reasonably determinable. The company will establish a liability under Interpretation 47 at the time the fair value becomes reasonably estimable.
Guarantees
Weyerhaeuser Company has guaranteed approximately $46 million of debt that expires in 2007, but is subject to an annual extension. In addition, Weyerhaeuser Company sold its interest in a timberlands lease in the fourth quarter of 2005 and guaranteed the performance of the buyer/lessee. The lease expires in 2023 and total future lease payments are approximately $26 million. Weyerhaeuser Company recorded a $3 million liability as of the closing date of the sale.
As of December 31, 2006, the Real Estate and Related Assets segment has guaranteed approximately $25 million of debt of unconsolidated entities. The debt guarantees expire as follows: $15 million in 2007, $9 million in 2009, and $1 million in 2010.
Warranties
WRECO provides warranties on homes that vary depending on competitive industry practice as well as state and local laws. The reserves for these warranties are determined by applying the provisions of Statement 5. The liability was approximately $27 million and $16 million at December 31, 2006, and December 25, 2005, respectively. The increase in the warranty liability during 2006 is due primarily to an increase in the expected warranty utilization rate based on additional analysis of historical claims activity that was performed in 2006.
Purchase Obligations
Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding on the company and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations exclude arrangements that the company can cancel without penalty. As of December 31, 2006, Weyerhaeuser’s future commitments under non-cancelable purchase obligations were as follows: $459 million in 2007, $151 million in 2008, $87 million in 2009, $54 million in 2010, $54 million in 2011, and $540 million thereafter.
Operating Leases
The company leases various equipment, office and wholesale space, and model homes under operating leases. The equipment leases cover items including aircraft, vessels, rail and logging equipment, lift trucks, automobiles and office equipment. The company recognized rent expense of approximately $188 million, $177 million and $181 million in 2006, 2005 and 2004, respectively.
FUTURE COMMITMENTS UNDER OPERATING LEASES
DOLLAR AMOUNTS IN MILLIONS

	2007	2008	2009	2010	2011	THEREAFTER

Weyerhaeuser	$97	$67	$53	$42	$36	$181

Real Estate and Related Assets	22	17	12	8	7	11

	$119	$84	$65	$50	$43	$192

» 33

NOTE 17: SHAREHOLDERS’ INTEREST
Preferred and Preference Shares
The company is authorized to issue:
•	7,000,000 preferred shares having a par value of $1.00 per share, of which none were issued and outstanding at December 31, 2006, and December 25, 2005; and

•	40,000,000 preference shares having a par value of $1.00 per share, of which none were issued and outstanding at December 31, 2006, and December 25, 2005.
The preferred and preference shares may be issued in one or more series with varying rights and preferences including dividend rates, redemption rights, conversion terms, sinking fund provisions, values in liquidation and voting rights. When issued, the outstanding preferred and preference shares rank senior to outstanding common shares as to dividends and assets available on liquidation.
Common Shares
A reconciliation of common share activity for the three years ended December 31, 2006, is as follows:
IN THOUSANDS

	2006	2005	2004

Shares outstanding at beginning of year	243,138	240,361	220,201

New shares issued	—	—	16,676

Retraction of exchangeable shares	57	66	182

Stock options exercised	3,651	2,885	3,302

Repurchase of shares	(10,826)	(174)	—

Shares outstanding at end of year	236,020	243,138	240,361

Included in the new shares issued in 2004 are 16,675,000 shares of common stock issued by the company on May 4, 2004. The company received net proceeds from the offering, after deduction of the underwriting discount and other transaction costs, of $954 million.
In October 2005, the company announced a stock repurchase program under which it is authorized to repurchase up to 18 million shares of common stock. As of December 31, 2006, the company had repurchased approximately 11 million shares of common stock under the program at a total cost of $683 million.
Exchangeable Shares
Weyerhaeuser Limited issued 13,565,802 exchangeable shares to common shareholders of MacMillan Bloedel in 1999 as part of the consideration paid to acquire MacMillan Bloedel. No additional shares have been issued. These exchangeable shares are, as nearly as practicable, the economic equivalent of the company’s common shares; i.e., they have the following rights:
•	the right to exchange such shares for common shares of the company on a one-to-one basis;

•	the right to receive dividends, on a per-share basis, in amounts that are the same as, and are payable at the same time as, dividends declared on the company’s common shares;

•	the right to vote at all shareholder meetings at which the company’s shareholders are entitled to vote on the basis of one vote per exchangeable share; and

•	the right to participate upon a liquidation event on a pro-rata basis with the holders of the company’s common shares in the distribution of assets of the company.
A reconciliation of exchangeable share activity for the three years ended December 31, 2006, is as follows:
IN THOUSANDS

	2006	2005	2004

Shares outstanding at beginning of year	2,045	2,111	2,293

Retraction	(57)	(66)	(182)

Shares outstanding at end of year	1,988	2,045	2,111

Cumulative Other Comprehensive Income
The company’s cumulative other comprehensive income includes the following, net of tax:
DOLLAR AMOUNTS IN MILLIONS

	DECEMBER 31,	DECEMBER 25,
	2006	2005

Foreign currency translation adjustments	$313	$347

Additional minimum pension liability adjustments	—	(99)

Net pension and other postretirement benefit loss not yet recognized in earnings	(100)	—

Prior service cost not yet recognized in earnings	(108)	—

Cash flow hedge fair value adjustments	(21)	39

Unrealized gains on available-for-sale securities	4	3

	$88	$290

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NOTE 18: OTHER OPERATING COSTS (INCOME), NET
Other operating costs (income), net, are an aggregation of both recurring and occasional income and expense items and, as a result, can fluctuate from year to year. Weyerhaeuser’s other operating costs (income), net, include the following (income) and expenses:
DOLLAR AMOUNTS IN MILLIONS

	2006	2005	2004

Gain on significant sales of nonstrategic timberlands (Note 21)	$—	$(57)	$(271)

Gain on British Columbia tenure reallocation agreement	—	(6)	(25)

Gain on sale of B.C. Coastal operations (Note 22)	—	(63)	—

Gain on sale of French composite panel operations (Note 22)	—	(57)	—

Gain on sale of North American composite panel operations (Note 22)	(51)	—	—

Gain on sale of Irish composite panel operations (Note 22)	(45)	—	—

(Gain) loss on disposition of assets	12	(4)	(61)

Asset impairment charges other than for closures	6	—	31

Charge (reversal) for alder antitrust litigation (Note 16)	(95)	13	65

Charge for linerboard antitrust litigation	—	50	—

Reversal of hardboard siding reserve (Note 16)	(23)	—	(20)

Foreign exchange gains	(28)	(16)	(27)

Cumulative effect to begin capitalizing interest on excess qualifying real estate assets	—	(25)	—

Donation of technology	—	—	23

Other, net	(6)	(7)	27

	$(230)	$(172)	$(258)

Less discontinued operations	94	133	27

	$(136)	$(39)	$(231)

In the fourth quarter of 2005, Weyerhaeuser recognized income of $43 million for the cumulative effect of a change to begin capitalizing Weyerhaeuser interest on qualifying assets of Real Estate and Related Assets. Following are the components of the adjustment:
DOLLAR AMOUNTS IN MILLIONS

2005

Pre-2005 Weyerhaeuser interest attributable to qualifying real estate owned as of December 25, 2005	$(25)

Capitalization of Weyerhaeuser interest on qualifying real estate assets	(50)
Reduction in Weyerhaeuser capitalized interest due to sales of qualifying real estate assets	32

$(43)

The amount of Weyerhaeuser interest capitalized to qualifying assets of Real Estate and Related Assets is dependent on the amount of qualifying real estate assets and the level of debt held by Real Estate and Related Assets. The amount of Weyerhaeuser interest that will be included in Weyerhaeuser’s cost of products sold in future periods is dependent on the timing and volume of sales of qualifying real estate. In the accompanying consolidated statement of earnings, the $50 million of interest capitalized in 2005 is included in Weyerhaeuser capitalized interest and the $32 million of previously capitalized interest associated with sales of qualifying real estate during 2005 is included in Weyerhaeuser costs of products sold. The $25 million net cumulative effect for periods prior to 2005 is included in other operating costs (income), net.
In the third quarter of 2004, the company reached an agreement with the Province of British Columbia for the reallocation of timber licenses. Under the agreement, the Province reduced the company’s cutting rights by approximately 20 percent of the company’s overall Crown harvesting rights in British Columbia. Under the agreement, the company received approximately $25 million in 2004 and an additional $6 million in 2005, as compensation for the loss of these rights. This compensation is included in discontinued operations.
Included in (gain) loss on disposition of assets for 2004 is a net pretax gain of $73 million recognized in connection with the sale of operating facilities. This includes a pretax gain of $33 million that was recognized in the first quarter on the sale of an oriented strand board (OSB) mill in Slave Lake, Alberta. In addition, a $30 million pretax gain was recognized in the fourth quarter from the sale of a mill site on Vancouver Island, British Columbia, which is included in discontinued operations.
Asset impairment charges other than for closures for 2004 includes a $29 million pretax charge recognized in the fourth quarter of 2004 for the impairment of assets in the company’s European manufacturing operations which are included in discontinued operations.
In the fourth quarter of 2004, the Company donated certain technology to a university. A pretax charge of $23 million, representing the net carrying value of the donated technology, was recognized in 2004.
Foreign exchange gains and losses result from changes in exchange rates, primarily related to Weyerhaeuser’s Canadian and New Zealand operations.
NOTE 19: CHARGES FOR RESTRUCTURING
As Weyerhaeuser has acquired businesses and consolidated them into its existing operations, Weyerhaeuser has incurred charges associated with the transition and integration of those activities. Charges recognized from 2004 to 2006 for restructuring included costs associated with the integration of Willamette and Weyerhaeuser’s overall cost-reduction efforts. The charges recognized in 2006 were primarily related to the restructuring of the Containerboard, Packaging and Recycling business model. In connection with

» 35

the acquisition of Willamette in 2002, Weyerhaeuser entered into change-in-control agreements with several key Willamette employees. Under these agreements, Weyerhaeuser made payments of approximately $113 million through January 2004. Approximately $23 million of these payments represented severance and other benefits paid to terminated Willamette employees. These costs were included in the total purchase price of the Willamette acquisition. Approximately $48 million represented other payments to terminated Willamette employees, primarily under consulting and noncompete agreements that extended through the third quarter of 2004. Approximately $42 million represented payments to retained Willamette employees under retention and incentive agreements that extended through the first quarter of 2004 and noncompete agreements that extended through the third quarter of 2005. Costs associated with services were recognized over the periods benefited.
Costs incurred consist of the following:
DOLLAR AMOUNTS IN MILLIONS

	2006	2005	2004

Asset impairment charges	$13	$—	$—

Termination benefits	10	15	18

Change in control agreements	—	2	12

Pension curtailment and benefit enhancements	—	1	6

Other restructuring costs	3	3	3

Reversal of restructuring charges recorded in prior periods	(4)	—	—

	22	21	39

Less discontinued operations	(1)	(4)	(14)

	$21	$17	$25

As of December 31, 2006, Weyerhaeuser accrued liabilities include approximately $7 million of severance accruals related to restructuring charges recognized from 2005 through 2006. These accruals are associated with approximately 150 employee terminations that have not yet occurred.
NOTE 20: CHARGES FOR CLOSURE OF FACILITIES
Facilities that do not represent a long-term strategic fit for the company, or that cannot achieve top-quartile performance without significant capital investments, are assessed for closure or sale. Changing market conditions, increasing productivity at many of the company’s operating facilities and increased scale as a result of recent acquisitions have provided the company with opportunities to rationalize its production capacity while retaining its ability to fulfill customer needs.
Charges for closure of facilities include:
DOLLAR AMOUNTS IN MILLIONS

	2006	2005	2004

Asset impairment charges	$68	$626	$3

Termination benefits	24	78	3

Pension settlement or curtailment	2	(9)	10

Other closure costs	31	7	10

Reversals of closure charges recorded in prior periods	(13)	(7)	(12)

	112	695	14

Less discontinued operations	(40)	(504)	4

	$72	$191	$18

Weyerhaeuser announced the closure or curtailment of operations at several Wood Products facilities during 2006, including two lumber mills, three plywood and veneer facilities, and one I-Joist facility. Weyerhaeuser also closed three packaging plants and one sheet plant during 2006. During the third quarter of 2006, Weyerhaeuser recognized an out-of-period charge of $26 million in connection with additional impairment of assets related to the closure of the Prince Albert, Saskatchewan, facility, which was announced in the fourth quarter of 2005. This out-of-period charge is included in discontinued operations in 2006. Other closure costs include costs of dismantling and demolition of plant and equipment, gain or loss on disposition of assets, environmental clean-up and general costs to wind down operating facilities.
Closure charges recognized in 2005 include costs related to the announced closures of a pulp and paper facility, a specialty pulp mill, a fine paper machine, a containerboard machine, a large-log sawmill, two hardwood facilities, an I-joist facility, a veneer and plywood facility, seven corrugated converting plants and a bag plant. Of these closures, the pulp and paper facility and fine paper machine closure charges are included in discontinued operations for 2005. The 2004 charges were primarily recognized in connection with the closure of one wood products facility and two packaging plants. The 2004 pension charges were recognized in connection with the final settlement of three pension plans associated with facility closures. During 2004, approximately $12 million of estimated charges for severance and other costs associated with several closures that occurred from 2001 through 2003 were reversed as the related closure activities had been finalized.
36«

Changes in accrued termination benefits related to facility closures during the year ended December 31, 2006, were as follows:
DOLLAR AMOUNTS IN MILLIONS

Accrued severance as of December 25, 2005	$75

Charges	24

Payments	(49)

Reversal of severance charges recorded in prior periods	(6)

Accrued severance as of December 31, 2006	$44

NOTE 21: SIGNIFICANT SALE OF NONSTRATEGIC TIMBERLANDS
During 2004, the company closed the following significant sale of nonstrategic timberlands:
DOLLAR AMOUNTS IN MILLIONS

GEORGIA
SEPTEMBER
2004

Acres	270,000

Pretax gain	$271

Sale proceeds paid to special purpose entities	$362

Sale proceeds paid to Weyerhaeuser	$22

Special purpose entity note monetization proceeds	$302

The company has consolidated the assets and liabilities of the buyer-sponsored special purpose entities and the monetization special purpose entities involved in this transaction (collectively, the “SPEs”). See Note 10: Consolidation of Variable Interest Entities.
In addition to the amounts presented above, the company recognized a gain of $57 million in the second quarter of 2005 when a re-evaluation of the consolidation of the SPEs under Interpretation 46R was completed.
NOTE 22: DISCONTINUED OPERATIONS
Discontinued operations for 2006 include the company’s North American composite panel operations, which were sold in July 2006, its Irish composite panel operations, which were sold in November 2006, and operations of the fine paper and related assets that were divested as part of the Domtar Transaction in March 2007.
Discontinued operations for 2005 and 2004 also include the company’s B.C. Coastal operations, which were sold in May 2005, and its French composite panel operations, which were sold in December 2005.
The following table summarizes the U.S. dollar components of net earnings from discontinued operations:
DOLLAR AMOUNTS IN MILLIONS

	2006	2005	2004

Net sales	$3,579	$4,038	$4,139

Income (loss) from operations	$(579)	$(463)	$143

Interest income (expense) and other	(95)	(96)	(96)

Income tax benefit (expense)	(3)	200	(16)

Net earnings (loss) from operations	(677)	(359)	31

Net gain (loss) on sale (after-tax):

B.C. Coastal operations	(8)	109	—

French composite panels operations	—	34	—

North American composite panels operations	33	—	—

Irish composite panels operations	41	—	—

Net earnings (loss) from discontinued operations	$(611)	$(216)	$31

B.C. Coastal Sale
In May 2005, the company sold its B.C. Coastal operations to Coastal Acquisition Ltd., a wholly-owned subsidiary of Brascan Corporation of Toronto, Canada. The sale included 635,000 acres (258,000 hectares) of private timberlands and the annual harvesting rights to 3.6 million cubic meters of timber subject to public timber leases. The sale also included five softwood lumber sawmills, with a combined annual production of 690 million board feet, and two remanufacturing facilities. Prior to the sale, the company’s B.C. Coastal operations were included in both the Timberlands and Wood Products segments.
The company recognized a gain on the sale of $110 million, including a tax benefit of $46 million, in the second quarter of 2005. The company recognized a pretax charge of $1 million in the third quarter of 2005 related to the termination of the pension plans associated with these operations. The pretax gain of $63 million is included in contribution to earnings of the Corporate and Other segment for 2005. The company received net proceeds of approximately $1.1 billion (U.S.) from the sale, including working capital. During the third quarter of 2006, the company recognized an $8 million out-of-period charge to write-off additional goodwill associated with the B.C. Coastal operations.
The income tax benefit recognized upon the sale of the B.C. Coastal operations included a deferred tax benefit of $185 million resulting from the rollout of temporary differences on the assets sold and current tax expense of $139 million on the taxable gain. Current taxes reflected the benefit of favorable capital gains treatment applicable to the sale of timberlands in Canada.
»37

Sale of French Composite Panel Operations
In December 2005, the company sold its French composite panel operations to Financiera Maderera S.A. (FINSA). The sale included two composite panel manufacturing operations with a combined annual capacity of approximately 330 million square feet. Prior to the sale, the company’s French composite panel operations were included in the Corporate and Other segment.
The company recognized a net gain on the sale of $34 million, including related tax expense of $23 million, in the fourth quarter of 2005. The pretax gain of $57 million is included in contribution to earnings of the Corporate and Other segment in 2005. The company received net proceeds of $84 million from the sale, including working capital.
Sale of North American Composite Panel Operations
In July 2006, the company sold its North American composite panel operations to Flakeboard America Ltd., a wholly-owned subsidiary of Flakeboard Company Ltd. The sale included six composite panel mills with a combined production capacity of 1.1 billion square feet of medium density fiberboard and particleboard.
The company recognized a net gain on the sale of $33 million, including a related tax expense of $18 million in 2006. The pretax gain of $51 million is included in contribution to earnings of the Wood Products segment for the third quarter of 2006. The company received net proceeds of approximately $187 million from the sale, including working capital.
Sale of Irish Composite Panel Operations
In November 2006, the company sold its Irish composite panel operations to Coillte Teoranta. The Irish facility has an annual production capacity of 230 million square feet of medium density fiberboard.
The company recognized a net gain on the sale of $41 million, including a related tax expense of $4 million, in the fourth quarter of 2006. The pretax gain of $45 million is included in contribution to earnings of the Corporate and Other segment for 2006. The low effective tax rate applicable to the gain reflects the benefit of favorable tax treatment applicable to the sale of stock in Ireland. The company received net proceeds of approximately $86 million from the sale, including working capital.
Domtar Transaction
On March 7, 2007, the company completed the following set of transactions:
•	a series of transfers and other transactions resulting in the company’s fine paper business and related assets becoming wholly-owned by Domtar Corporation;

•	the distribution of shares of Domtar Corporation to the company’s shareholders in exchange for 25 million shares of the company’s common stock; and

•	the acquisition of Domtar, Inc., an unaffiliated Canadian corporation, by Domtar Corporation.
Collectively, these transactions are referred to as the “Domtar Transaction”.
The company also received $1.35 billion of cash proceeds in the first quarter of 2007 in connection with the Domtar Transaction, which was used to pay down debt. The company does not allocate interest to discontinued operations unless the interest is directly attributable to the discontinued operations or is interest on debt that is required to be repaid as a result of a disposal transaction. Interest expense included in discontinued operations primarily reflects an estimate of interest expense related to the debt that was expected to be paid down with the proceeds from the Domtar Transaction.
Prior to the distribution of Domtar Corporation shares to the company’s shareholders, Domtar Corporation was a wholly-owned subsidiary of the company. Concurrent with the distribution to shareholders, Domtar Corporation ceased being a subsidiary of the company.
The operating assets divested as part of the Domtar Transaction are referred to as “fine paper and related assets” or the “fine paper business and related assets” and included the following:
•	the fine paper business including 7 paper mills and one coated groundwood mill with a combined capacity of 2.9 million tons, and 16 paper converting facilities with a total capacity of 2.0 million tons;

•	5 cellulose fiber manufacturing facilities with total capacity of 0.8 million tons; and

•	1 sawmill with a capacity of 160 million board feet.
Also included in the fine paper and related assets divested were:
•	the Prince Albert, Saskatchewan pulp and paper facility that the company closed in the first quarter of 2006;

•	sawmills in Big River and Wapawekka, Saskatchewan that were closed in second quarter 2006; and

•	forest licenses on 12.2 million acres associated with the Dryden, Ontario and Prince Albert, Saskatchewan facilities.
The net loss from discontinued operations for the period ended December 31, 2006 includes $749 million in charges for the impairment of goodwill associated with the fine paper reporting unit. This charge is not deductible for income tax purposes.
38«

Carrying Value of the Assets and Liabilities of Discontinued Operations
The following table summarizes the carrying values of the assets and liabilities of discontinued operations. Carrying values as of December 31, 2006 consist of the assets and liabilities of the fine paper business and related assets. Carrying values as of December 25, 2005, include the assets and liabilities of the fine paper business and related assets, and the North American and Irish composite panel operations. No liabilities of the North American composite panel operations were included in that sale.

	December 31,	December 25,
	2006	2005

Assets

Cash and cash equivalents	$—	$2

Receivables, less allowances	339	347

Inventories	516	592

Prepaid Expenses	15	27

Total current assets	870	968

Property and equipment, net	2,948	3,319

Construction in progress	12	57

Timber and timberlands at cost, less depletion charged to disposals	1	1

Goodwill	18	767

Deferred pension and other assets	32	35

Total noncurrent assets	3,011	4,179

Total assets	$3,881	$5,147

Liabilities

Current maturities of long-term debt	$6	$15

Accounts payable	100	134

Accrued liabilities	152	187

Total current liabilities	258	336

Deferred income taxes	680	743

Deferred pension, other postretirement benefits, and other liabilities	37	43

Total noncurrent liabilities	717	786

Total liabilities	$975	$1,122

NOTE 23: ACQUISITIONS
PSA Composites LLC
In October 2006, Weyerhaeuser purchased PSA Composites LLC, a company that has developed technology for extrusion and pulltrusion of oriented polymer composites, for $20 million.
Maracay Acquisition
In February 2006, WRECO acquired Maracay Homes Arizona I, LLC (Maracay), a privately-held homebuilder located in Phoenix, Arizona. WRECO paid $213 million in 2006, including transaction related costs, in connection with the acquisition. In addition, the terms of the agreement include deferred purchase price payments and contingent consideration to be paid to the management sellers of the operation subject to achieving certain operating and financial return metrics.
APM
In the fourth quarter of 2004, the company acquired a 67 percent interest in Aracruz Produtos de Madeira S.A. (APM) for $17 million in cash. APM operates a sawmill in Brazil that produces high-value eucalyptus lumber and related appearance wood products. The sawmill has an annual capacity of 23 million board feet.
The effect of these acquisitions did not significantly impact the results of the company’s operations.
NOTE 24: BUSINESS SEGMENTS
The company is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate development and construction. The company’s business segments are:
•	Timberlands, which includes logs, chips and timber;

•	Wood Products, which includes softwood lumber, plywood, veneer, composite panels, OSB, hardwood lumber, engineered lumber, raw materials and building materials distribution;

•	Cellulose Fiber and White Papers, which includes pulp, paper and liquid packaging board;

•	Containerboard, Packaging and Recycling;

•	Real Estate and Related Assets; and

•	Corporate and Other.
As disclosed in Note 22: Discontinued Operations, the company sold its B.C. Coastal operations in the second quarter of 2005, its French composite panel operations in the fourth quarter of 2005, its North American composite panel operations in the third quarter of 2006, its Irish composite panel operations in the fourth quarter of 2006; and divested its fine paper business and related assets in the first quarter of 2007. The segment data below includes the activities of the B.C. Coastal operations in the Timberlands and Wood Products segments. The activities of the French composite panel operations are included in the Corporate and Other segment. The pretax gains of $63 million on the B.C. Coastal sale and $57 million on the French composite panels sale are both included in the Corporate and Other segment in 2005. The activities of the North American composite panel operations and the pretax gain of $51 million are included in the Wood Products segment. The activities of the Irish composite panel operations and the pretax gain of $45 million are included in the Corporate and Other segment.
»39

The majority of the operations that were divested as a result of the Domtar Transaction are included in the Fine Paper segment. The additional related assets are included in the following segments:
•	Cellulose Fibers — includes the Kamloops, British Columbia cellulose fiber operations; also includes sales of cellulose fiber produced in four mills with integrated paper and cellulose fiber operations.
•	Wood Products — includes the Ear Falls, Ontario sawmill and activities associated with the Big River and Wapawekka, Saskatchewan sawmills that were closed in second quarter 2006.
•	Timberlands — includes forest licenses on 12.2 million acres associated with the Dryden, Ontario and Prince Albert, Saskatchewan facilities.
The business segments involve a high degree of integration among timber operations; building materials conversion facilities; and pulp, paper, containerboard and liquid packaging board primary manufacturing and secondary conversion facilities. This integration includes extensive transfers of raw materials, semi-finished materials and end products between and among these groups. The company’s accounting policies for segments are the same as those described in Note 1: Summary of Significant Accounting Policies.
Management evaluates segment performance based on the contributions to earnings of the respective segments. Accounting for segment profitability in integrated manufacturing sites involves allocation of joint conversion and common facility costs based upon the extent of usage by the respective product lines at that facility. Transfer of products between segments is accounted for at current market values.
An analysis and reconciliation of the company’s business segment information to the respective information in the consolidated financial statements is as follows:
FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2006 (DOLLAR AMOUNTS IN MILLIONS)

	2006	2005	2004

Sales to and revenues from unaffiliated customers:

Timberlands	$1,016	$1,047	$1,102

Wood Products	7,902	9,278	9,775

Cellulose Fiber and White Papers	4,601	4,336	4,115

Containerboard, Packaging and Recycling	4,912	4,707	4,535

Real Estate and Related Assets	3,335	2,915	2,495

Corporate and Other	484	600	575

	22,250	22,883	22,597

Less sales of discontinued operations (Note 22)	(3,579)	(4,038)	(4,139)

	$18,671	$18,845	$18,458

Intersegment sales:

Timberlands	$1,675	$1,794	$1,622

Wood Products	236	235	229

Cellulose Fiber and White Papers	32	47	59

Containerboard, Packaging and Recycling	55	81	63

Corporate and Other	33	20	14

	2,031	2,177	1,987

Total sales and revenues	20,702	21,022	20,445

Intersegment eliminations	(2,031)	(2,177)	(1,987)

	$18,671	$18,845	$18,458

Contribution (charge) to earnings (continuing and discontinued operations):

Timberlands	$767	$784	$1,027

Wood Products	464	485	1,055

Cellulose Fiber and White Papers	(505)	(444)	104

Containerboard, Packaging and Recycling	263	(5)	249

Real Estate and Related Assets	723	734	610

Corporate and Other	(223)	166	(271)

	1,489	1,720	2,774

Interest expense (Weyerhaeuser only) (continuing and discontinued operations)	(615)	(739)	(838)

Less capitalized interest (Weyerhaeuser only)	84	59	9

Earnings before income taxes	958	1,040	1,945

Income taxes (continuing and discontinued operations)	(505)	(307)	(662)

Net earnings	$453	$733	$1,283

Depreciation, depletion and amortization:

Timberlands	$122	$122	$124

Wood Products	298	321	334

Cellulose Fiber and White Papers	451	485	459

Containerboard, Packaging and Recycling	304	310	321

Real Estate and Related Assets	25	16	14

Corporate and Other	83	83	70

	1,283	1,337	1,322

Less discontinued operations	(311)	(377)	(409)

	$972	$960	$913

40 «

FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2006 (DOLLAR AMOUNTS IN MILLIONS)

	2006	2005	2004

Charges (reversals) for restructuring:

Timberlands	$(1)	$1	$3

Wood Products	(1)	10	—

Cellulose Fiber and White Papers	1	5	16

Containerboard, Packaging and Recycling	21	—	—

Corporate and Other	2	5	20

	22	21	39

Less charges for discontinued operations	(1)	(4)	(14)

	$21	$17	$25

Charges for closure of facilities:

Timberlands	$1	$6	$—

Wood Products	59	99	2

Cellulose Fiber and White Papers	12	449	—

Containerboard, Packaging and Recycling	14	137	12

Corp and Other	26	4	—

	112	695	14

Less (charges) reversals of discontinued operations	(40)	(504)	4

	$72	$191	$18

Equity in income (loss) of equity affiliates and unconsolidated entities:

Wood Products	$(6)	$(5)	$(5)

Cellulose Fiber and White Papers	14	13	8

Containerboard, Packaging and Recycling	—	—	—

Real Estate and Related Assets	58	57	52

Corporate and Other	(1)	(14)	11

	$65	$51	$66

Capital expenditures:

Timberlands	$62	$59	$55

Wood Products	191	161	147

Cellulose Fiber and White Papers	252	317	154

Containerboard, Packaging and Recycling	234	221	85

Real Estate and Related Assets	25	18	18

Corporate and Other	110	117	63

	$874	$893	$522

Investments in and advances to equity affiliates and unconsolidated entities:

Wood Products	$4	$5	$6

Cellulose Fiber and White Papers	191	181	171

Containerboard, Packaging and Recycling	—	—	—

Real Estate and Related Assets (less reserves)	72	61	59

Corporate and Other	304	300	312

	$571	$547	$548

	2006	2005	2004

Assets:

Timberlands	$4,173	$4,169	$4,967

Wood Products	3,966	4,319	4,871

Cellulose Fiber and White Papers	6,266	7,216	7,430

Containerboard, Packaging and Recycling	5,204	5,309	5,532

Real Estate and Related Assets	3,624	2,907	2,472

Corporate and Other	5,616	5,836	5,739

	28,849	29,756	31,011

Less: Intersegment eliminations	(1,987)	(1,527)	(1,057)

	$26,862	$28,229	$29,954

NOTE 25: GEOGRAPHIC AREAS
The company attributes sales to and revenues from unaffiliated customers in different geographical areas on the basis of the location of the customer.
Export sales from the United States consist principally of pulp, liquid packaging board, logs, lumber and wood chips to Japan; containerboard, pulp, lumber and recycling material to other Pacific Rim countries; and pulp and hardwood lumber to Europe.
Long-lived assets consist of goodwill, timber and timberlands and property and equipment used in the generation of revenues in the different geographical areas.
» 41

Selected information related to the company’s operations by geographical area is as follows:
FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2006 (DOLLAR AMOUNTS IN MILLIONS)

	2006	2005	2004

Sales to and revenues from unaffiliated customers:

United States	$18,489	$18,873	$18,256

Japan	750	774	946

Canada	1,160	1,362	1,597

Europe	670	785	778

Other foreign countries	1,181	1,089	1,020

	$22,250	$22,883	$22,597

Less discontinued operations	(3,579)	(4,038)	(4,139)

	$18,671	$18,845	$18,458

Export sales from the United States:

Japan	$649	$615	$661

Other	991	1,140	1,090

	$1,640	$1,755	$1,751

Less discontinued operations	(12)	(52)	(31)

	$1,628	$1,703	$1,720

Discontinued operations primarily represent sales to the United States.
FOR THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2006 (DOLLAR AMOUNTS IN MILLIONS)

	2006	2005	2004

Earnings from continuing operations before income taxes:

United States	$634	$1,620	$1,600

Foreign countries	910	(141)	298

	$1,544	$1,479	$1,898

Long-lived assets:

United States	$13,760	$15,100	$15,578

Canada	2,351	2,429	3,728

Other foreign countries	190	201	262

	$16,301	$17,730	$19,568

Less discontinued operations	(2,979)	(4,144)	(5,715)

	$13,322	$13,586	$13,853

NOTE 26: SELECTED QUARTERLY FINANCIAL INFORMATION
(UNAUDITED)
DOLLAR AMOUNTS IN MILLIONS EXCEPT PER-SHARE FIGURES

	FIRST	SECOND	THIRD	FOURTH
	QUARTER	QUARTER	QUARTER	QUARTER	YEAR

Net sales and revenues:

2006	$4,451	$4,867	$4,554	$4,799	$18,671

2005	$4,439	$4,851	$4,646	$4,909	$18,845

Operating income:

2006	$333	$495	$300	$686	$1,814

2005	$491	$648	$428	$219	$1,786

Earnings from continuing operations before income taxes:

2006	$274	$425	$233	$612	$1,544

2005	$361	$530	$425	$163	$1,479

Net earnings:

2006	$(580)	$314	$211	$508	$453

2005	$239	$420	$285	$(211)	$733

Basic net earnings per share:

2006	$(2.36)	$1.27	$0.85	$2.13	$1.85

2005	$0.98	$1.72	$1.16	$(0.86)	$3.00

Diluted net earnings per share:

2006	$(2.36)	$1.26	$0.85	$2.12	$1.84

2005	$0.98	$1.71	$1.16	$(0.86)	$2.98

Dividends per share:

2006	$0.50	$0.50	$0.60	$0.60	$2.20

2005	$0.40	$0.50	$0.50	$0.50	$1.90

Market prices — high/low:

2006	$73.77 — $66.32	$75.09 — $56.69	$63.37 — $55.35	$71.93 — $60.49	$75.09 — $55.35

2005	$69.39 — $62.02	$71.52 — $62.86	$68.98 — $63.42	$68.75 — $61.12	$71.52 — $61.12

Earnings per share for the full year 2006 and 2005 do not equal the sum of the respective earnings per share for the four quarters of 2006 and 2005 in all instances because of common share activity during the respective years.
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NOTE 27: RECAST FINANCIAL INFORMATION
Certain financial information and footnotes included in this Form 8-K have been recast from the financial information and footnotes included in the company’s Form 10-K/A dated March 21, 2007, for the year ended December 31, 2006, due to the following:
•	Financial results of the company’s fine paper and related assets operations, which were divested in March 2007, have been reclassified as discontinued operations. The accompanying consolidated statement of earnings, consolidated balance sheet and Note 22: Discontinued Operations have been recast to reflect these additional discontinued operations. In addition, the following footnotes have been recast to conform with the current presentation:

Note 3: Net Earnings Per Share

Note 4: Inventories

Note 5: Property and Equipment

Note 8: Goodwill

Note 9: Pension and Other Postretirement Benefit Plans

Note 12: Accrued Liabilities

Note 13: Long-Term Debt

Note 14: Fair Value of Financial Instruments

Note 15: Income Taxes

Note 18: Other Operating Costs, Net

Note 19: Charges for Restructuring

Note 20: Charges for Closure of Facilities

Note 24: Business Segments

Note 25: Geographic Areas

Note 26: Selected Quarterly Financial Information
NOTE 28: SUBSEQUENT EVENTS
Sale of Canadian Building Materials Distribution Centers
In June 2007, the company sold its Canadian building materials distribution assets to Platinum Equity. The sale included 16 distribution centers in Canada. The company recorded a pretax loss of $38 million during 2007 related to the Canadian building materials distribution centers, including a $22 million goodwill impairment charge in the first quarter of 2007. Under the terms of sale, the company will continue to sell wood products through these Canadian distribution centers. As a result of this continuing involvement, the operations of these facilities have not been included in discontinued operations in the accompanying consolidated financial statements.
Early Extinguishment of Debt
The company received cash proceeds of $1.35 billion in March 2007 as a result of the Domtar Transaction, which was to be used to pay down debt. In addition to repaying debt that was scheduled to mature during the first and second quarters of 2007, the company repaid an additional $825 million in long-term debt via two debt tender offers during the second quarter of 2007. The company recognized pretax charges in the second quarter of 2007 of $42 million, which included early retirement premiums, unamortized debt issuance costs and other miscellaneous charges in connection with this early extinguishment of debt. As of the date of this filing, all proceeds from the Domtar Transaction have been used to pay down debt.
Settlement of Alder Litigation
In August 2007, the company reached a settlement of the Initial Alder Case and the “complaint in equity” matter discussed in the Alder Antitrust Litigation portion of Note 16: Legal Proceedings, Commitments and Contingencies. The company recognized an after-tax charge in the amount of $11 million in the second quarter of 2007.
Repurchase of Common Stock
In October 2005, the company announced a stock repurchase program for the repurchase of up to 18 million shares of its common stock. During the period from January 1, 2007 through September 11, 2007, the company repurchased 5,694,200 shares at a net cost of approximately $381 million.
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NOTE 29: VALUATION AND QUALIFYING ACCOUNTS
The following table has been recast to exclude discontinued operations for the three years ended December 31, 2006.
DOLLAR AMOUNTS IN MILLIONS

			(DEDUCTIONS)
	BALANCE AT		FROM/	BALANCE AT
	BEGINNING	CHARGED	ADDITIONS TO	END OF
DESCRIPTION	OF PERIOD	TO INCOME	RESERVE	PERIOD

Weyerhaeuser

Allowances deducted from related asset accounts:

Doubtful accounts — Accounts receivable

2006	$12	$11	$(8)	$15

2005	$13	$5	$(6)	$12

2004	$13	$10	$(10)	$13

Real Estate and Related Assets

Allowances deducted from related asset accounts:

Receivables

2006	$3	$—	$1	$4

2005	$4	$—	$(1)	$3

2004	$6	$—	$(2)	$4

Investments in unconsolidated entities held as assets

2006	$4	$—	$7	$11

2005	$3	$1	$—	$4

2004	$3	$—	$—	$3

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